UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Orchids Paper Products Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2011
Annual Meeting
and
Proxy Statement

Orchids Paper Products Company
4826 Hunt Street
Pryor, Oklahoma 74361

April 18, 2011

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Orchids Paper Products Company to be held at the Ambassador Hotel located at 1324 South Main Street, Tulsa, Oklahoma 74119 on Thursday, May 19, 2011, at 9:00 a.m. Central Time.

        At the meeting you will be asked to: (1) elect seven directors; (2) amend the Company's Stock Incentive Plan to increase the number of shares that may be issued under the plan from 897,500 to 1,097,500; (3) approve, by advisory vote, executive compensation; (4) recommend, by advisory vote, every three years an advisory vote on executive compensation; (5) ratify the appointment of HoganTaylor LLP as the Company's independent registered public accounting firm for 2011; and (6) transact such other business as may properly come before the meeting.

        The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting.

        Your vote is important. I urge you to vote as soon as possible, whether or not you plan to attend the Annual Meeting. Regardless of whether you expect to attend the Annual Meeting, you may vote by completing, signing, dating and mailing the proxy card.

        Thank you for your continued support of Orchids Paper Products Company.

Sincerely,

Robert A. Snyder President and Chief Executive Officer

ORCHIDS PAPER PRODUCTS COMPANY
4826 Hunt Street
Pryor, Oklahoma 74361

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 19, 2011

        The 2011 Annual Meeting of Stockholders of ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation (the "Company"), will be held at the Ambassador Hotel located at 1324 South Main Street, Tulsa, Oklahoma 74119 on Thursday, May 19, 2011, at 9:00 a.m. Central Time (the "meeting") to consider and act upon the following matters:

          1.     to elect seven directors for one-year terms expiring at the conclusion of the Company's annual meeting in 2012;

          2.     to amend the Company's Stock Incentive Plan to increase the number of shares that may be issued under the plan from 897,500 to 1,097,500;

          3.     to approve, by advisory vote, executive compensation;

          4.     to recommend, by advisory vote, to hold every three years an advisory approval of executive compensation; and

          5.     to ratify the appointment of HoganTaylor LLP as the Company's independent registered public accounting firm for 2011.

        At the meeting, stockholders will also transact such other business as may properly come before the meeting or any adjournments thereof.

        The Board of Directors recommends that you vote "FOR" each of the directors nominated under Proposal 1, "FOR" Proposals 2, 3 and 5 and "EVERY THREE YEARS" on Proposal 4.

        Only stockholders of record at the close of business on April 4, 2011, are entitled to notice of and to vote in person or by proxy at the meeting. At least ten days prior to the meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of the Company at 4826 Hunt Street, Pryor, Oklahoma 74361. As a stockholder of record, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope. Returning the enclosed proxy will not affect your right to vote in person if you attend the meeting.

        The enclosed proxy solicitation material is being mailed to stockholders on or about April 18, 2011, with a copy of the Company's Annual Report, which includes financial statements for the year ended December 31, 2010 and the Company's independent registered public accounting firm's report thereon.

By Order of the Board of Directors

Keith R. Schroeder Chief Financial Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 19, 2011. The proxy statement and annual report to stockholders are available at http://www.orchidspaper.com by selecting "Investors" followed by "Proxy Statement" for the proxy statement and "Annual Reports" for the 2010 Annual Report.

Even though you may plan to attend the meeting in person, please execute the enclosed proxy card and mail it promptly. A return envelope (which requires no postage if mailed in the United States) is enclosed for your convenience. Should you attend the meeting in person, you may revoke your proxy and vote in person.

i

ORCHIDS PAPER PRODUCTS COMPANY
4826 Hunt Street
Pryor, Oklahoma 74361

2011 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Orchids Paper Products Company, a Delaware corporation (the "Company"), to be voted at the 2011 Annual Meeting of Stockholders of the Company (the "annual meeting" or the "meeting") and any adjournment or postponement of the meeting. The meeting will be held at the Ambassador Hotel located at 1324 South Main Street, Tulsa, Oklahoma 74119 on Thursday, May 19, 2011, at 9:00 a.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement. This proxy statement and the accompanying proxy will be first sent or given to stockholders on or about April 18, 2011.

ABOUT THE MEETING

Why Did I Receive This Proxy Statement?

        Because you were a stockholder of the Company as of April 4, 2011 (the "Record Date") and are entitled to vote at the annual meeting, the Board of Directors is soliciting your proxy to vote at the meeting.

        This proxy statement summarizes the information you need to know to vote at the meeting. This proxy statement and form of proxy were first mailed to stockholders on or about April 18, 2011.

What Am I Voting On?

        You are voting on five items:

          1.     The election of seven directors for one-year terms expiring at the conclusion of the annual meeting in 2012 (see page 7);

          2.     The amendment of the Company's Stock Incentive Plan to increase the number of shares that may be issued under the plan from 897,500 to 1,097,500 (see page 33);

          3.     The approval, by advisory vote, of executive compensation (see page 37);

          4.     The recommendation, by advisory vote, on the frequency of the advisory approval of executive compensation (see page 38); and

          5.     The ratification of HoganTaylor LLP as the Company's independent registered public accounting firm for 2011 (see page 39).

How Do I Vote?

        Stockholders of Record: If you are a stockholder of record, there are two ways to vote:

  •
  by completing and returning your proxy card; or

  •
  by written ballot at the meeting.

        Street Name Holders:     Shares which are held in a brokerage account in the name of the broker are said to be held in "street name." If your shares are held in street name, you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker, or, in many cases, your broker may also allow you to vote via the telephone or internet. Check your proxy card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

 What Are the Voting Recommendations of the Board of Directors?

        The Board of Directors recommends the following votes:

          1.     FOR each of the directors nominated under Proposal 1;

          2.     FOR amendment of the Company's Stock Incentive Plan to increase the number of shares that may be issued under the plan from 897,500 to 1,097,500;.

          3.     FOR approval, by advisory vote, of executive compensation;

          4.     EVERY THREE YEARS, recommend by advisory vote, an advisory approval of executive compensation;

          5.     FOR ratification of the appointment of HoganTaylor LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011.

        Unless you give contrary instructions on your proxy card, the persons named as proxy holders will vote your shares in accordance with the recommendations of the Board of Directors.

Will Any Other Matters Be Voted On?

        We do not know of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to Robert Snyder and Keith Schroeder to vote on such matters in their discretion.

Who Is Entitled to Vote at the Meeting?

        Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

        If you own shares in street name, you should ask your broker or bank for a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, however, you will not be able to vote your shares at the meeting.

How Many Votes Do I Have?

        You will have one vote for every share of Orchids Paper Products Company common stock you owned on the Record Date.

How Many Votes Can Be Cast by All Stockholders?

        7,490,475 consisting of one vote for each share of Orchids Paper Products Company common stock outstanding on the Record Date. There is no cumulative voting.

How Many Votes Must Be Present to Hold the Meeting?

        The holders of a majority of the aggregate voting power of Orchids Paper Products Company's common stock outstanding on the Record Date, or 3,745,238 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting. If you vote, your shares will be part of the quorum. We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. A "broker non-vote" occurs if you do not provide the record holder of your shares with voting instructions on a matter and the holder is not permitted to vote on the matter without instructions from you.

What if I Do Not Vote or Abstain? How Are Broker Non-Votes Counted?

        An abstention will be counted for the purpose of determining the number of shares entitled to vote that are present in person or by proxy.

        If your shares are held in "street name" through a broker, bank or other nominee and you do not provide voting instructions, your broker, bank or other nominee may vote your shares on your behalf under certain circumstances.

        On certain "routine" matters, such as the ratification of the selection of the independent registered public accounting firm, brokerage firms may vote their customers' shares if their customers do not provide voting instructions. When a brokerage firm votes its customers' shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the annual meeting and in determining the number of shares voted "For" or "Against" the routine matter.

        On "non-routine" matters, if the brokerage firm has not received instructions from the stockholder, the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote." Broker non-votes are only counted for establishing a quorum.

        Abstentions and "broker non-votes" will not have an effect on the election of directors, but will have the effect of a negative vote in the other proposals.

        We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the annual meeting.

Which Proposals Are Considered "Routine" or "Non-routine"?

        Proposal 5 (ratification of the appointment of the independent registered public accounting firm) is a matter that the Company believes will be designated "routine." A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with such proposals.

        Proposal 1 (election of directors), Proposal 2 (amendment of the Company's Stock Incentive Plan), Proposal 3 (approval, by advisory vote, of executive compensation) and Proposal 4 (recommendation, by advisory vote, to hold every three years an advisory vote on executive compensation) are matters the Company believes will be considered "non-routine." A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there will be broker non-votes on all proposals.

What Vote Is Required to Approve Each Proposal?

        Proposal 1: In the election of directors, the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required.

        Proposal 2: For the proposal to amend the Company's Stock Incentive Plan, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval.

        Proposals 3 and 4: Both the vote on executive compensation and the frequency of such votes on executive compensation are advisory votes. Because these votes are advisory, the results will not be binding on the Board of Directors or the Compensation Committee. The Board of Directors values the opinions of our stockholders as expressed through their votes and other communications. Although these resolutions are non-binding, the Board of Directors and the Compensation Committee will consider the outcome of these votes on future executive compensation decisions and the frequency for future advisory votes on executive compensation.

        Proposal 5: For the proposal to ratify the appointment of HoganTaylor LLP as the Company's independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval.

Can I Change My Vote?

        Yes. Just send in a new proxy card with a later date or send a written notice of revocation to the Company's Corporate Secretary at the address on the cover of this proxy statement. Also, if you attend the meeting and wish to vote in person, you may request that your previously submitted proxy not be used.

 When Will There Be Discretionary Voting Authority?

        If you are the shareholder of record and return a proxy card without indicating your vote, your shares will be voted as follows: (i) to elect each of the directors nominated under Proposal 1; (2) to amend the Company's Stock Incentive Plan to increase the number of shares that may be issued under the plan from 897,500 to 1,097,500; (3) to approve, by advisory vote, executive compensation; (4) to recommend, by advisory vote, every three years an advisory approval of executive compensation; (5) to ratify the appointment of HoganTaylor LLP as the Company's independent registered public accounting firm for 2011; and (vi) in accordance with the recommendation of management on any other matter that may properly be brought before the meeting and any adjournment of the meeting. Should a nominee for director become unavailable to serve, the shares will be voted for a substitute designated by the Board of Directors, or for fewer than seven nominees if, in the judgment of the proxy holders, such action is necessary or desirable.

How Can I Access Orchids Paper Products Company's Proxy Materials and Annual Report Electronically?

        This proxy statement and the 2010 annual report are available in the Corporate Governance section of the Company's website, which can be accessed from the Company's homepage at http://www.orchidspaper.com by selecting "Investors" followed by "Annual Reports" for the 2010 Annual Report and "Proxy Statement" for the proxy statement.

Who Will Bear the Cost of Soliciting Proxies?

        The Company will bear the cost of making solicitations from our stockholders and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. Proxies may be solicited by mail or in person by directors, officers, or employees of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        On the Record Date there were 7,490,475 outstanding shares of the Company's Common Stock, $0.001 par value per share (the "Common Stock"). The following tables set forth certain information known to us with respect to beneficial ownership of the Company's Common Stock as of March 31, 2011 by:

  •
  each person known by us to own beneficially more than 5% of the Company's outstanding Common Stock;

  •
  each of the Company's directors;

  •
  each named executive officer; and

  •
  all of the Company's directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power over securities. The tables below include the number of shares underlying options and warrants that are currently exercisable or are exercisable within 60 days of March 31, 2011. With respect to each person, beneficial ownership is therefore based on 7,490,475 shares of common stock outstanding as of March 31, 2011, plus the number of options or warrants held by such person which are currently exercisable or are exercisable within 60 days of March 31, 2011. Shares of Common Stock subject to options and warrants that are currently exercisable or are exercisable within 60 days of March 31, 2011 are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing beneficial ownership of that person and of the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Orchids Paper Products Company, 4826 Hunt Street, Pryor, Oklahoma 74361.

Beneficial Owners of More Than Five Percent

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Beneficially Owned
Michael N. Taglich 700 New York Avenue Huntington, New York 11743	436,153	5.8%
Robert F. Taglich 700 New York Avenue Huntington, New York 11743	418,254	5.6%
Gilder, Gagnon, Howe & Co. LLC(2) 1775 Broadway, 26th Floor New York, NY 10019	417,351	5.6%
Eubel Brady & Suttman Asset Management, Inc.(4) 7777 Washington Village Dr. Suite 210 Dayton, OH 45459	416,940	5.6%
Edward H. Arnold(1) 815 Tudor Lane Lebanon, Pennsylvania 17042	386,472	5.2%
Hillson Partners LP(3) 110 North Washington Street, Suite 401 Rockville, MD 20850	376,511	5.0%

(1)
Mr. Arnold is the Managing Member of Arnold Holdings, LLC, a Pennsylvania limited liability company, which is the General Partner of Arnold Income Fund, LP, a Delaware limited partnership, and Arnold Venture Fund, LP, a Delaware limited partnership. Arnold Income Fund, L.P. owns 57,634 shares of Common Stock and Arnold Venture Fund, LP owns 167,598 shares of Common Stock. The ownership of Arnold Income Fund, LP and Arnold Venture Fund, LP are included here, but such inclusion shall not be deemed an admission that Mr. Arnold beneficially owns the securities for which he reports shared voting power and shared dispositive power.

(2)
Includes 339,108 shares held in customer accounts over which partners and/or employees of Gilder, Gagnon, Howe & Co. LLC have discretionary authority to dispose of or direct the disposition of the shares, 14,786 shares held in accounts owned by the partners of Gilder, Gagnon, Howe & Co. LLC and their families, and 14,748 shares held in the account of the profit-sharing plan of Gilder, Gagnon, Howe & Co. LLC.

(3)
Hillson Partners LP ("Hillson") is a Delaware limited partnership. The general partners of Hillson are Hillson Financial Management, Inc. ("HFM"), which is a Maryland corporation, and Hillson Investments LLC ("Investments"), which is a Maryland limited liability company. Daniel H. Abramowitz ("Abramowitz"), a U.S. citizen, is the controlling stockholder, sole director and President of HFM, and is the sole member of Investments. Each of Hillson, HFM, Investments and Abramowitz may be deemed to have shared power to vote or direct the vote of , and shared power to dispose of or direct the disposition of the shares, all of which are held directly by Hillson.

(4)
Eubel Brady & Suttman Asset Management, Inc. ("EBS"), a Delaware corporation, beneficially owns 416,940 shares. Ronald L. Eubel ("Eubel"), Mark E. Brady, Robert J. Suttman II and William E. Hazel, each a U.S. citizen, may, as a result of their ownership in and positions with EBS and an affiliated entity be deemed to be indirect beneficial owners of 430,080 shares held by EBS and one affiliated entity, EBS Partners, LP ("EBS Partners") and have shared power to vote or direct the vote of , and shared power to dispose of or direct the disposition of the shares. Kenneth E. Leist, Paul D. Crichton, Julie Smallwood ("Smallwood"), and Scott E. Lundy, each a U.S. citizen, may, as a result of their ownership in and positions with EBS be deemed to be indirect beneficial owners of 416,940 shares and have shared power to vote or direct the vote of , and shared power to dispose of or direct the disposition of the shares. However, inclusion herein shall not be deemed an admission by any of the above individuals that he or she beneficially owns the securities for which they report shared dispositive power and shared voting power. Mr. Eubel is the beneficial owner of and has sole power to vote, direct the vote, dispose or direct the disposition of an additional 370 shares. Ms. Smallwood is the beneficial owner of and has sole power to vote, direct the vote, dispose or direct the disposition of an additional 320 shares.

Beneficial Ownership of Directors, Director Nominees and Executive Officers

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Beneficially Owned
Robert Snyder(1)	183,600	2.5%
Keith R. Schroeder(2)	170,833	2.3%
Gary P. Arnold(3)	192,927	2.6%
Steven R. Berlin(4)	18,150	*
John C. Guttilla(5)	29,175	*
Douglas E. Hailey(6)	147,900	2.0%
Jeffrey S. Schoen(7)	18,750	*
Jay Shuster(8)	77,624	1.0%
All directors and executive officers as a group (8 persons)	838,959	11.2%

*
Indicates ownership of less than 1%.

(1)
Includes 180,000 shares of Common Stock issuable upon exercise of stock options granted under the Stock Incentive Plan held by Mr. Snyder.

(2)
Includes 162,500 shares of Common Stock issuable upon exercise of stock options granted under the Stock Incentive Plan held by Mr. Schroeder.

(3)
Includes 22,500 shares of Common Stock issuable upon exercise of stock options granted under the Stock Incentive Plan held by Mr. Arnold. All of the shares are held in a margin account.

(4)
Includes 7,500 shares of Common Stock issuable upon exercise of stock options granted under the Stock Incentive Plan held by Mr. Berlin. All of the shares are held in a brokerage margin account.

(5)
Includes 20,000 shares of Common Stock issuable upon exercise of stock options granted under the Stock Incentive Plan held by Mr. Guttilla. Mr. Gutilla reports that he has 1,675 shares in an IRA for which he disclaims beneficial ownership.

(6)
Includes 18,750 shares of Common Stock issuable upon exercise of stock options granted under the Stock Incentive Plan held by Mr. Hailey.

(7)
Includes 18,750 shares of Common Stock issuable upon exercise of stock options granted under the Stock Incentive Plan held by Mr. Schoen.

(8)
Includes 53,750 shares of Common Stock issuable upon exercise of stock options granted under the Stock Incentive Plan held by Mr. Shuster.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, persons who beneficially own more than ten percent of a registered class of the Company's equity securities, and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, and to furnish the Company with copies of the forms. Based solely on its review of the forms it received, or written representations from reporting persons, the Company believes that all of its directors, executive officers and beneficial owners of greater than ten percent of the outstanding Common Stock complied with all such filing requirements during 2010.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company's Board of Directors presently has seven members with each member serving a one-year term.

        All of the Company's directors hold office until the end of the next annual meeting of stockholders or until their successors are duly elected and qualified.

        The Nominating and Corporate Governance Committee of the Board of Directors has nominated each of the Company's current directors, Gary P. Arnold, Steven R. Berlin, John C. Guttilla, Douglas E. Hailey, Jeffrey S. Schoen, Jay Shuster and Robert A. Snyder, to be re-elected to serve until the 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
"FOR" THE NAMED NOMINEES

        Proxies cannot be voted for a greater number of persons than the number of nominees named below. Unless otherwise specified, all proxies will be voted in favor of the seven nominees listed above for election as directors of the Company.

        The Board of Directors has no reason to expect that any of the nominees will be unable to stand for election on the date of the meeting or for good cause will not serve. If a vacancy occurs among the original nominees prior to the meeting, the proxies will be voted for a substitute nominee named by the Board of Directors and for the remaining nominees. Directors are elected by a plurality of the votes present in person or by proxy and entitled to vote at the meeting.

        The following information is furnished as of March 31, 2011, for each of the nominees for the Board of Directors:

Nominees for Election as Directors

        Set forth below is the name, age, position and a brief account of the business experience of each of the Company's directors and nominees and the reason why the Nominating and Corporate Governance Committee has nominated each person for election to the Board of Directors.

  Gary P. Arnold, 69, Director since 2005, Former Chief Executive Officer of Analogy, Inc.

        Mr. Arnold has significant international and domestic experience in the electronics industry in the areas of finance, strategic planning and operations, and has been involved in numerous capital market transactions. He spearheaded the turnaround at Tektronix Corp., where he was Chief Financial Officer from 1990 to 1992, and later served as Chairman and Chief Executive Officer of Analogy, Inc., a provider of design automation software used in the automotive industry, from 1993 to 2000. Mr. Arnold served as a director of Gulfstream International Group, Inc. from 2000 to 2010. Since 2000, Mr. Arnold has been a private investor, and currently serves on the board of directors of National Semiconductor Corp. (NYSE: NSM). Mr. Arnold is a certified public accountant and holds a BS degree in accounting from East Tennessee State University and a JD degree from the University Of Tennessee School Of Law.

        The Nominating and Corporate Governance Committee has nominated Mr. Arnold to serve on the Board of Directors because of his extensive leadership experience with public companies and his deep understanding of financial matters.

  Steven R. Berlin, 66, Director since 2005, Former Vice President and Chief Financial Officer of Kaiser-Francis Oil Company

        Since January 2006, Mr. Berlin has been an independent financial consultant. Mr. Berlin was Vice President of Kaiser-Francis Oil Company from 2004 to January 2006, and the Vice President and Chief Financial Officer of Kaiser-Francis Oil Company from 1999 to 2004. He held the positions of Chief Financial Officer, Secretary and Treasurer of PetroCorp Corporation from 1999 to 2004 and was a director of PetroCorp Corporation from 2001 to 2004. Mr. Berlin was on the faculty of the University of Tulsa, where he taught business and finance courses, from 1996 to 1999. Prior to joining the faculty at the University of Tulsa, Mr. Berlin worked for CITGO Petroleum Corporation and its predecessors in various financial and management positions, including the last ten years as Chief Financial Officer. He is currently a member of the board of directors of North American Palladium Limited (NYSE Amex: PAL). Mr. Berlin received his BSBA degree from Duquesne University, his MBA from the University of Wisconsin and is a graduate of the Stanford Executive Program. He is a certified public accountant.

        The Nominating and Corporate Governance Committee has nominated Mr. Berlin to serve on the Board of Directors because of his extensive leadership experience with public companies and his deep understanding of financial and accounting matters.

  John C. Guttilla, 54, Director since 2005, Principal of Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

        Since 1988, Mr. Guttilla has been a principal and director in the financial services department of the public accounting firm of Rotenberg Meril Solomon Bertiger & Guttilla, P.C. Mr. Guttilla focuses on providing tax structuring and compliance advice in the area of real estate, entertainment, brokerage, manufacturing, printing, restaurant and construction. He is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Guttilla holds a BS degree in accounting from Fordham University and a Masters degree in taxation from St. John's University.

        The Nominating and Corporate Governance Committee has nominated Mr. Guttilla to serve on the Board of Directors because of his deep understanding of financial and accounting matters.

  Douglas E. Hailey, 49, Director since 2004, Managing Director of Taglich Brothers, Inc.

        Mr. Hailey is a Managing Director of the Investment Banking Division of Taglich Brothers, Inc., a New York-based full service brokerage firm that specializes in private equity placements for small public companies. Mr. Hailey joined Taglich Brothers in 1994. Mr. Hailey currently serves on the board of directors of Williams Controls, Inc. (NASDAQ: WMCO) and previously served on the board of directors of Gulfstream International Group, Inc. from 2006 to 2009. Mr. Hailey received a BA degree in Business Administration from Eastern New Mexico University and an MBA from the University of Texas.

        The Nominating and Corporate Governance Committee has nominated Mr. Hailey to serve on the Board of Directors because of his extensive experience serving on public company boards of directors and his knowledge of the capital markets.

  Jeffrey S. Schoen, 50, Director since 2007, Former Executive Vice President of Cumberland Swan, Inc.

        From 2002 through 2006, Mr. Schoen served as Executive Vice President of Cumberland Swan, Inc., a private label manufacturer of personal care products. From 1999 through 2002, Mr. Schoen was employed by Paragon Trade Brands, a private label manufacturer of disposable diapers and training pants, last serving as Vice President of Operations. Mr. Schoen holds a BS degree in chemical engineering from the University of Wisconsin.

        The Nominating and Corporate Governance Committee has nominated Mr. Schoen to serve on the Board of Directors because of his extensive leadership experience in manufacturing companies and the private label consumer goods industry.

  Jay Shuster, 56, Director since 2006, Chairman of the Board of Orchids Paper Products Company and Former Chief Operating Officer of Rock-Tenn Company

        For the past nine years, Mr. Shuster has worked as an independent consultant. Mr. Shuster was employed by Rock-Tenn Company from 1979 through 2000, last serving as the company's Chief Operating Officer and on the company's board from 1991 through 2000. Prior to 1991, he held the positions of Executive Vice President Consumer Packaging Group, Executive Vice President and General Manager of the Folding Carton Division and Chief Financial Officer. Mr. Shuster served on the board of directors of

Atlantis Plastics, Inc. from 2001 to 2008. Mr. Shuster is a certified public accountant and holds a BS degree in Business Administration from the University of Florida.

        The Nominating and Corporate Governance Committee has nominated Mr. Shuster to serve on the Board of Directors because of his extensive leadership experience in manufacturing companies, his knowledge of the paper industry and his deep understanding of financial matters.

  Robert A. Snyder, 62, Director since 2007, Chief Executive Officer and President of Orchids Paper Products Company

        Mr. Snyder has been the Company's Chief Executive Officer and President since August 2007. He previously worked for Kruger, Inc. where from October 2002 to October 2005 he served as Vice-President and General Manager of Corner Brook Pulp and Paper Limited, an operation which was comprised of a newsprint mill, timberlands and power generation facility, and from October 2005 to July 2007 he served as General Manager of KTG USA, a premium grade tissue mill. He was a Mill Manager for Great Northern Paper, Inc. from January 2002 to October 2002, and General Manager of the Paper Business unit for Alliance Forest Products U.S. Corporation from 1999 to 2001. Previously, Mr. Snyder was the Vice President and General Manager (1992-1999) and the Production Manager (1985-1992) for Bear Island Paper Co. and Bear Island Timber Co. Mr. Snyder received a BS degree in Paper Science and Engineering from the State University of New York at Syracuse University.

        The Nominating and Corporate Governance Committee has nominated Mr. Snyder to serve on the Board of Directors because of his management leadership position, his understanding of the Company's operations and his knowledge of the paper industry.

Additional Director Information

        Mr. Berlin served as Chief Financial Officer and as a director of Great Plains Airlines, a regional airline headquartered in Tulsa, Oklahoma, from March 2001 to January 22, 2004. On January 23, 2004, Great Plains Airlines filed a voluntary petition under Chapter 11 of the federal bankruptcy laws. The company was liquidated under Chapter 7 of the federal bankruptcy laws.

        Mr. Shuster served as a director of Atlantis Plastics, a manufacturer of injection modeled plastic products and plastic film headquartered in Atlanta, Georgia, from 2001 to 2009. On August 10, 2008, Atlantis Plastics filed a voluntary petition under Chapter 11 of the federal bankruptcy laws. The company sold its assets in 2008 and a trustee is currently winding down the affairs of the company.

        Mr. Arnold served as a director of Gulfstream International Group, Inc., owner of a regional commercial airline and pilot school, from 2000 to 2010. Subsequent to his resignation, on November 4, 2010, Gulfstream International Group, Inc. and its subsidiaries filed a voluntary petition under Chapter 11 of the federal bankruptcy laws.

Board of Directors

        Currently, we have a seven-member Board of Directors. All of the directors hold office until the next annual meeting of stockholders or until their successors are duly qualified.

        The Board of Directors held eight meetings during the fiscal year which ended December 31, 2010. During 2010, each director attended at least 75% of the aggregate of the regular meetings of the Board of Directors and meetings of the committees of the Board on which he served. All of the directors attended the annual meeting of stockholders held on May 19, 2010. An executive session of independent directors is generally held at the time of each Board meeting that is held in-person. The independent directors met in executive session at five Board meetings in 2010. The directors discharge their responsibilities throughout the year, not only at such Board of Directors and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to the Company.

 Director Independence

        The Company periodically reviews the independence of each director. Pursuant to this review, the directors and officers of the Company, on an annual basis, are required to complete and forward to the Corporate Secretary a detailed questionnaire to determine if there are any transactions or relationships between any of the directors, officers and the Company (including immediate family and affiliates). If any transactions or relationships exist, the Company then considers whether such transactions or relationships are inconsistent with a determination that the director is independent in accordance with the applicable standards of the NYSE Amex and the SEC. Pursuant to this process, the Board of Directors has determined that Mr. Arnold, Mr. Berlin, Mr. Guttilla, Mr. Hailey, Mr. Schoen and Mr. Shuster qualify as independent directors.

Role of Board of Directors in Risk Management

        The Board of Directors oversees the Company's approach to risk management as a whole. It is management's responsibility to keep the Board of Directors informed regarding the matters of the Company. The Board of Directors closely monitors the information it receives from management and provides oversight and guidance to the Company's management team concerning the assessment and management of risk. It is the responsibility of the Board of Directors to understand the information it receives and its context and assess and manage the various risks the Company faces. In exercising its oversight, the Board of Directors may allocate some areas of focus to its committees for evaluation, as more fully described below.

        The Board of Directors has delegated oversight for matters involving certain specific areas of risk exposure to its three committees. Each committee reports to the Board of Directors at regularly scheduled Board of Directors meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

        The Audit Committee oversees the integrity of our financial statements, reporting process and internal controls, the internal audit function, the independent auditors' qualifications, independence and performance, and the Company's corporate finance matters including its capital structure. The Audit Committee reviews critical accounting policies and potential conflict of interest situations, including transactions with related parties. The Audit Committee also provides oversight with respect to the Company's risk management process, including, as required by the NYSE Amex, discussing with management the Company's significant financial risk exposures, steps management has taken to monitor, control and report such exposures and our policies with respect to risk assessment and risk management. Under the terms of the Company's Business Conduct Policy, the Audit Committee is charged with monitoring and enforcing compliance with laws and practices relating to accounting.

        The Compensation Committee is responsible primarily for the design and oversight of the Company's executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that the Company's overall executive compensation program appropriately links pay to performance and aligns the interests of the Company's executives with its stockholders. In furtherance of this objective, the Compensation Committee evaluates the potential compensation payable under the Company's executive compensation plans, including bonuses, options and other benefits, based on alternative performance scenarios. The Compensation Committee also monitors the design and administration of the Company's overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees.

        The Nominating and Corporate Governance Committee has a significant role in overseeing risk. It oversees compliance with most of the elements of the Company's Business Conduct Policy, including conflicts of interest, corporate opportunities, confidential information, protection and use of Company assets and compliance with law. Monitoring and enforcing compliance with laws and practices relating to accounting is the Audit Committee's responsibility. The Nominating and Corporate Governance Committee is also responsible for managing risks related to our corporate governance, including performance of the Board of Directors and individual directors, director succession and director education. The Nominating and Corporate Governance Committee recommends director nominees and changes to the full Board of Directors and also considers the Company's ethics, social and environmental responsibility.

Board Committees

        The Board of Directors has three committees established in the Company's bylaws: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is an independent director.

        Audit Committee.    The Company has an Audit Committee consisting of Mr. Berlin, who chairs the committee, and Messrs. Guttilla and Schoen. The Audit Committee is governed by a written charter, available in the Corporate Governance section of the Company's website which can be accessed from the Company's homepage at http//www.orchidspaper.com by selecting "Investors" and then "Corporate Governance." According to its charter, the Audit Committee must review the charter on an annual basis, and, if necessary, propose amendments to the Board of Directors. Under the charter, the Audit Committee must meet at least four times a year and is responsible for reviewing the independence, qualifications and quality control procedures of the Company's independent auditors, and is responsible for recommending the initial or continued retention, or a change in, the Company's independent auditors. In addition, the Audit Committee is required to review and discuss with the Company's management and independent auditors the Company's financial statements and the Company's annual and quarterly reports, as well as the quality and effectiveness of the Company's internal control procedures and critical accounting policies. The Audit Committee Charter also requires the Audit Committee to review potential conflict of interest situations, including transactions with related parties, and to discuss with the Company's management other matters related to the Company's external and internal audit procedures. The Audit Committee has adopted a pre-approval policy for the provision of audit and non-audit services performed by the Company's independent auditors. The Board of Directors has determined that Mr. Berlin is an Audit Committee financial expert under the rules and regulations of the SEC. The Audit Committee held seven meetings in 2010. A copy of the report of the Audit Committee is on page 14.

        Compensation Committee.    The Company has a Compensation Committee consisting of Mr. Arnold, who chairs the committee, and Messrs. Guttilla and Hailey. The Compensation Committee is governed by a written charter, available in the Corporate Governance section of the Company's website which can be accessed from the Company's homepage at http://www.orchidspaper.com by selecting "Investors" and then "Corporate Governance." The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation arrangements for the Company's executive officers, including annual bonus compensation, and consults with the Company's management regarding compensation policies and practices. The Compensation Committee also reviews and makes recommendations to the Board of Directors regarding compensation of directors. The Compensation Committee also makes recommendations concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under those plans. The processes and procedures used for the consideration and determination of executive compensation are described in the section of the proxy captioned "COMPENSATION DISCUSSION AND ANALYSIS." The Compensation Committee held five meetings in 2010. A copy of the report of the Compensation Committee is on page 15.

        Nominating and Corporate Governance Committee.    The Company has a Nominating and Corporate Governance Committee consisting of Mr. Hailey, who chairs the committee, and Messrs. Berlin and Schoen. The Nominating and Corporate Governance Committee is governed by a written charter, available in the Corporate Governance section of the Company's website which can be accessed from the Company's homepage at http://www.orchidspaper.com by selecting "Investors" and then "Corporate Governance." The Nominating and Corporate Governance Committee is responsible for submitting to the Board of Directors a proposed slate of directors for submission to the stockholders at the Company's annual meeting, recommending director candidates in view of pending additions, resignations or retirements, developing criteria for the selection of directors, reviewing suggested nominees received from stockholders and reviewing corporate governance policies and recommending changes to the full Board of Directors. As set forth above, the members of the Nominating and Corporate Governance Committee qualify as "independent directors" under the NYSE Amex rules. The Nominating and Corporate Governance Committee held two meetings in 2010.

Selection of Nominees for the Board of Directors

        The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board of Directors candidates to serve as members of the Board of Directors. The Nominating and Corporate Governance Committee has not adopted specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather each nominee is individually evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. The Nominating and Corporate Governance Committee does not have a policy regarding the consideration of diversity in identifying nominees for director, however, it does actively seek to have a Board of Directors composed of individuals with a diverse set of expertise and business experiences. With respect to the selection of director nominees at the 2011 Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee recommends the Board of Directors nominate each of the seven directors currently serving on the Board of Directors.

        The Nominating and Corporate Governance Committee will consider candidates submitted from a variety of sources (including, without limit, incumbent directors, stockholders, Company management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the Board of Directors. The committee will then evaluate each potential candidate's educational background, employment history, outside commitments and other relevant factors to determine whether he/she is potentially qualified to serve on the Board of Directors. The committee will seek to identify and recruit the best available candidates, and will endeavor to evaluate qualified stockholder nominees on the same basis as those submitted by members of the Board of Directors, third-party search firms or other sources.

        After completing this process, the committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the committee will rank them by order of preference, depending on their respective qualifications and the Company's needs. The committee chair, or another director designated by the committee chair, will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with the full committee. All such interviews will be held in person, to the extent possible, and will include only the candidate and the committee members. Based upon interview results and appropriate background checks, the committee will decide whether it will recommend the candidate's nomination to the full Board of Directors.

        The committee may, in its discretion, choose to use additional resources (including independent third-party search firms) if it determines that such resources could enhance a particular director search.

        Any stockholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Orchids Paper Products Company, 4826 Hunt Street, Pryor, Oklahoma 74361:

  •
  Stockholder's name, number of shares owned, length of period held, and proof of ownership;

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  Name, age and address of candidate;

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  A detailed resume describing among other things the candidate's educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

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  A supporting statement which describes the candidate's reasons for seeking election to the Board of Directors, and documents his/her ability to serve on the Board of Directors;

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  Any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of directors;

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  A description of any arrangements or understandings between the stockholder and the candidate;

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  Any other information that would be useful to the committee in considering the candidate; and

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  A signed statement from the candidate, confirming his/her willingness to serve on the Board.

        The Corporate Secretary will forward such materials to the committee chair and the Chairman of the Board of Directors. The Corporate Secretary will also maintain copies of such materials for future reference by the committee when filling Board of Directors positions.

        Stockholders may submit potential director candidates at any time pursuant to these procedures. The committee will consider such candidates if a vacancy arises or if the Board of Directors decides to expand its membership, and at such other times as the committee deems necessary or appropriate. Separate procedures apply, as provided in the Bylaws, if a stockholder wishes to submit at an annual meeting a director candidate that is not approved by the committee or the Board of Directors. See "STOCKHOLDER PROPOSALS."

Communications with the Board of Directors

        The Board of Directors has adopted a policy to provide a process for holders of the Common Stock and other interested parties to send written communications to the Board of Directors. Any person wishing to send communications to the Board of Directors should send the written communication and the following information to the Company's Corporate Secretary, Orchids Paper Products Company, 4826 Hunt Street, Pryor, Oklahoma 74361:

  •
  name, age, business and residential address;

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  if a stockholder, the number of shares of Common Stock owned, length of period held, and proof of ownership; and

  •
  any individual director or committee to which the person would like to have the written statement and other information sent.

        The Corporate Secretary, or his or her designee, will collect and organize all of such communications as he or she deems appropriate and, at least once each year, forward these materials to the Chairman of the Board, any committee chair or individual director. The Corporate Secretary may refuse to forward material which he determines in good faith to be scandalous, threatening or otherwise inappropriate for delivery. The Corporate Secretary will also maintain copies of such materials.

Leadership Roles

        It is not required under the terms of the Company's bylaws that the positions of Chairman of the Board of Directors and Chief Executive Officer be separate. Further, the Board of Directors has no policy concerning the separation of the offices of Chairman of the Board and Chief Executive Officer, but retains the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. Our offices of Chairman of the Board and Chief Executive Officer have been separate since before our initial public offering in 2005, with the Chairman of the Board overseeing strategic planning for the Company, and the Chief Executive Officer overseeing day-to-day operational matters. The Board of Directors believes that the separation of the two roles continues to provide the best balance of these important responsibilities. Having been a consultant to the Company for several years, Mr. Shuster not only brings leadership and financial acumen to the role of Chairman of the Board, but also a unique and extensive knowledge of the Company and its industry. Mr. Snyder's leadership enhances his role as Chief Executive Officer and provides significant value for the Company and its shareholders.

        Our bylaws provide the flexibility for our Board of Directors to modify our leadership structure in the future as appropriate. We believe that the Company has been well-served by this flexible leadership structure. As such, the Board of Directors intends to continue to exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances, rather than based on a policy or rule.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors of Orchids Paper Products Company (the "Committee") is composed of three directors who, in the judgment of the Board of Directors, meet the independence requirements of the Company's charter and the NYSE Amex rules. The Committee operates under a charter adopted by the Board of Directors. The primary function of the Committee is to assist the Board of Directors in its oversight of the Company's financial reporting processes. Management is responsible for the Company's financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company's financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

        The Committee submits the following report pursuant to the SEC rules:

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  The Committee has reviewed and discussed with management and with HoganTaylor LLP, the Company's independent registered public accounting firm, the audited financial statements of the Company for the year ended December 31, 2010 (the "Financial Statements").

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  HoganTaylor LLP has advised the management of the Company and the Committee that it has discussed with them all the matters required to be discussed by Statement of Auditing Standards No. 61, as modified, which include among other items, matters related to the conduct of the audit of the Financial Statements.

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  The Committee has received from HoganTaylor LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding HoganTaylor LLP's communications with the Committee concerning independence and has discussed HoganTaylor LLP's independence with them.

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  Based upon the aforementioned review, discussions and representations of HoganTaylor LLP, and the unqualified audit opinion presented by HoganTaylor LLP on the Financial Statements, the Committee recommended to the Board of Directors that the Financial Statements be included in the Company's Annual Report on Form 10-K. The Committee has reviewed the performance of services provided by HoganTaylor LLP in 2010 and the proposed audit plan for 2011 and, based upon those reviews and other considerations, recommends that HoganTaylor LLP be selected as the independent registered public accounting firm for the Company for fiscal 2011.

Respectfully submitted,
Steven R. Berlin, Chairman John C. Guttilla Jeffrey S. Schoen

 REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors of Orchids Paper Products Company is primarily responsible for reviewing, approving and overseeing Orchids' compensation plans and practices, and works with management and the committee's compensation consultant to establish Orchids' executive compensation philosophy and programs. The committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2010 with management and has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,
Gary P. Arnold, Chairman John C. Guttilla Douglas E. Hailey

        The Report of the Audit Committee and the Report of the Compensation Committee on Executive Compensation will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee is comprised of Gary P. Arnold, who chairs the committee, John C. Guttilla and Douglas E. Hailey, none of whom are employees or current or former officers of the Company, and none of whom had any relationship with the Company required to be disclosed under the section of the proxy captioned "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." None of the Company's Compensation Committee members and none of the Company's executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

COMPENSATION DISCUSSION AND ANALYSIS

        This section provides information regarding the compensation for Mr. Snyder, our President and Chief Executive Officer, and Mr. Schroeder, our Chief Financial Officer, whom we refer to collectively as the "named executive officers." This section includes information regarding the overall objectives of our compensation programs, the means by which we make compensation decisions and each element of compensation that we provide.

        The compensation of our named executive officers is composed principally of a base salary, a cash bonus and equity-based compensation in the form of stock options. In addition, our named executive officers are entitled to matching contributions to our 401(k) plan and certain perquisites.

        Compensation decisions are made by the Compensation Committee of our Board of Directors, with significant input from Mr. Shuster, the Chairman of our Board of Directors, and from Mr. Snyder for compensation of his direct reports.

Objectives of Compensation

        In general, the objectives of our compensation programs are to:

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  attract and retain key personnel by providing total compensation that is internally equitable and externally competitive;

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  motivate key personnel by providing performance-based incentives to achieve our financial goals and long-term business plans; and

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  align management's and stockholders' interests by granting stock options and other equity-linked compensation.

        To achieve these goals, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of our named executive officers' overall compensation to productivity and profitability improvement, and thus improved stockholder value. Both of our named executive officers have entered into employment agreements and their base compensation is based on the contractual obligations under those agreements. In addition, the Compensation Committee evaluates compensation on an ongoing basis and makes adjustments as it believes are necessary to fairly compensate our executives and to retain their services.

Establishing Executive Compensation

        Role of the Compensation Committee.    The Compensation Committee discharges the Board of Directors' responsibilities relating to compensation matters. Its role is to review the Company's compensation programs, policies and practices and to set the compensation for each named executive officer.

        The Compensation Committee reviews the performance of each named executive officer, the financial and other performance of the Company and considers the appropriate level of compensation for each named executive officer. The Compensation Committee considers the total compensation for each named executive officer as well as the individual elements of their compensation, including base salary and potential cash bonus payments, vested and unvested stock options, perquisites and payments under various termination and change of control scenarios. In setting compensation, the committee's decisions are shaped by the Company's compensation objectives and the market for executive talent based on the committee members' personal experience, contacts in the paper industry, and publicly available information. In recent years, the Compensation Committee has also utilized the web-based Equilar database to evaluate base compensation for our Chief Financial Officer against the base compensation of chief financial officers of certain comparable public companies.

        In the first quarter of each year, the Compensation Committee determines bonus payments for the named executive officers based on individual and Company performance against the targets set in the prior year's bonus program and determines whether any of the discretionary bonus pool available in the bonus plan should be paid to any of the named executive officers. In December of the preceding year or the first quarter of the current year, the Compensation Committee determines the metrics for the new year's bonus program, based, in part, on input received from the Chairman of the Board of Directors and the Chief Executive Officer.

        As part of this annual review, the Compensation Committee also considers the structure of the Company's compensation arrangements and how well that structure furthers the Company's compensation objectives. In 2007, the Compensation Committee decided to restructure the bonus program to be primarily driven by quantitative performance metrics that are critical to the Company's success. The annual review is conducted in consultation with Jay Shuster acting as a compensation consultant. The Company's Chief Executive Officer participates in the process for setting the compensation for Mr. Schroeder, and both Mr. Snyder and Mr. Schroeder have considerable input in determining the metrics used in the bonus program and in making compensation decisions for other employees.

        Role of Compensation Consultants.    The Chairman, Jay Shuster, serves as a consultant to the Compensation Committee to review the compensation package of our officers and to develop the metrics to be used in our bonus program. He was initially retained by the Compensation Committee in 2007 after interviewing and being approved by the Board of Directors. We compensate Mr. Shuster for these services as part of his consulting arrangement with the Company. Our named executive officers work with Mr. Shuster each year to define the metrics to be used for the Company's current year bonus program and prepare recommendations for the Compensation Committee.

        Role of the Chief Executive Officer.    The Chief Executive Officer assists the Compensation Committee in reaching compensation decisions by developing recommended compensation for the Company's other officers and management personnel. The Chief Executive Officer may also consult informally with the Compensation Committee and the Chairman prior to presenting his recommendations to the Compensation Committee for their review and discussion to ensure that his recommendations will best reflect our compensation objectives. The Chief Executive Officer also prepares recommendations for the metrics of the bonus plan each year, in consultation with the Chief Financial Officer and Mr. Shuster, as consultant to the Company.

        Role of Employment Agreements.    We consider employment agreements to be an important part of recruiting and retaining qualified executive officers. All of the named executive officers have entered into employment agreements with us. Our employment agreements with the named executive officers establish the named executive officers' initial base compensation. In the case of our Chief Executive Officer, the employment agreement also requires that his base salary be increased on an annual basis based on increases to the consumer price index for the Midwest Urban metropolitan area with a population between 50,000 and 1,500,000 people. Employment agreement terms also include provisions regarding severance, change-in-control, confidentiality, non-competition and non-solicitation. The Compensation Committee's judgment is that employment agreements are beneficial for us. These employment agreements are described in further detail under the section of this proxy captioned "AGREEMENTS WITH NAMED EXECUTIVE OFFICERS."

Elements of Compensation

        Our employment agreement with Mr. Snyder was entered into effective August 20, 2007 in connection with his appointment as President and Chief Executive Officer and our employment agreement with Mr. Schroeder was entered into effective March 1, 2009, corresponding to the expiration of his previous employment agreement. The terms of these employment agreements were individually developed based on a number of factors, including the particular executive's position, his scope of duties, his experience, his past performance, our compensation goals and the market for executive talent.

        Our chief competitors for executive talent are other pulp and paper industry companies as well as other companies in our region. As such, when we consider whether our levels of compensation are externally competitive, we evaluate the market for executive talent based upon the knowledge and experience of the Compensation Committee members and Mr. Shuster and their contacts in the paper industry. In 2010, the Compensation Committee also evaluated the base compensation for our Chief Financial Officer against the base compensation of chief financial officers of forty Midwest-based small publicly traded manufacturing companies, excluding oil and gas companies. These companies had a mean revenue of $125 million, and a mean asset level of $119 million. Management and the Compensation Committee believe that these companies are representative of the kinds of companies with which we compete for executive talent. We generate these data through a database created by Equilar Inc., an independent executive compensation research firm that draws information from proxy statements and other reports filed with the Securities and Exchange Commission.

        Most of our compensation elements fulfill one or more of our compensation objectives. The elements of total compensation for our named executive officers are:

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  base compensation;

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  cash bonus compensation;

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  equity-based compensation;

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  401(k) plans; and

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  perquisites.

        Base compensation.    In general, we seek to provide our Chief Executive Officer and Chief Financial Officer with a competitive annual base compensation. Base compensation is set at a level that is competitive for the responsibilities of the position taking into account our industry and geographic location. In addition, the Compensation Committee considers adjustments to base compensation based on both Company and individual performance as well as internal equity within our pay scale. We do so in order to attract and retain a high caliber of talent for these positions, and to provide a fair base wage that is not subject to the Company's performance risk. For the named executive officers, the minimum base compensation is established in their employment agreements and, as such, is also subject to the outcome of the Company's negotiations with the executives. Increases to base compensation in subsequent years are made at the discretion of our Compensation Committee. In addition, our Chief Executive Officer is entitled to increases based upon increases in the applicable consumer price index.

        In considering the competitiveness of our base compensation, the Compensation Committee relies upon the expertise of its members and the data from a survey of public company compensation generated through Equilar. In connection with the execution of the employment agreement with Mr. Schroeder and again a year later, the Compensation Committee consulted a report of the base compensation for chief financial officers at 40 Midwest-based small publicly traded manufacturing companies which Management and the Compensation Committee believe are representative of the types of companies with which we compete for executive talent.

        The Compensation Committee has not made similar comparisons for Mr. Snyder. When the Company hired Mr. Snyder in 2007, it determined his base compensation by taking into account the base compensation requirements of the candidates, as well as Mr. Shuster's experience in the market and knowledge of the compensation levels of top operating managers at other pulp and paper mills. This information served as the market check for Mr. Snyder's base compensation, and the Compensation Committee determined that no further data were needed in setting Mr. Snyder's base compensation. Under the terms of his employment agreement, on each September 1, Mr. Snyder's base salary adjusts upward based on increases to the consumer price index for the Midwest Urban metropolitan area with a population between 50,000 and 1,500,000 people. Because Mr. Snyder's compensation is tied to changes in the consumer price index, the Compensation Committee has not reviewed Mr. Snyder's compensation against chief executive officers' compensation at similar companies in any subsequent years.

        The following table lists the base compensation set by the Compensation Committee for each of the named executive officers during each of 2009 and 2010, along with the percentage change from year to year:

	2009	2010	Percentage Change
Robert A. Snyder(1)	$266,250	$272,374	2.3%
Keith R. Schroeder(2)	$190,025	$194,776	2.5%

(1)
Mr. Snyder's base compensation is subject to increase on September 1 of each year.

(2)
Mr. Schroeder's base compensation is subject to an annual review by the Compensation Committee.

        In 2009, Mr. Snyder's base compensation did not increase because there was no positive change in the relevant consumer price index. However, based on his performance, the Company gave Mr. Snyder the option of receiving a raise or a one-time bonus, and Mr. Snyder elected to receive a $40,000 one-time bonus. In 2010, Mr. Snyder's base compensation was increased 2.3% per the terms of his employment agreement, which requires that his base salary increase at the same rate as the consumer price index for Midwestern Urban metropolitan areas with a population between 50,000 and 1,500,000 people.

        In 2009, in conjunction with Mr. Schroeder's new employment agreement, the Compensation Committee reviewed compensation for comparable positions at similar companies. Mr. Schroeder received a 16.8% increase in his base compensation in 2009 due to the results of the review, as well as Mr. Schroeder's performance, the performance of the Company, which has experienced substantial increases in profits and stock price during the past four years, and for internal equity purposes. This increase became effective with Mr. Schroeder's new employment agreement. In 2010, the Compensation Committee reviewed Mr. Schroeder's compensation, including the data in an Equilar report of base compensation for comparable positions at similar public companies. Effective June 15, 2010, Mr. Schroeder's base compensation was increased by $4,751.00, or 2.5%.

        Cash bonus compensation.    The Company has a performance bonus program based on formulas, including target metrics and potential bonus ranges based on the elements critical to the Company's financial results. Although the program allows for subjectively based awards, including awards from a discretionary bonus pool, as well as the formula-driven ones, the Compensation Committee believes that formula-driven awards provide fairer results for both the executives and the Company's stockholders.

        The Company's principal financial metric is earnings before interest expense, taxes, depreciation, and amortization ("EBITDA"). For purposes of the bonus calculation, we exclude estimated bonus accruals in the EBITDA calculation. For the manufacturing of parent rolls, we use a production metric based on tons of paper produced per day. For our converting process, we use a production metric based on our hourly labor cost per case of converted product produced.

        Cash bonuses for named executive officers are determined based on the Company's performance against predetermined targets for each of these three metrics for the fiscal year. In addition, the Compensation Committee may identify additional operational challenges for the Company and create specific bonus objectives linked to successfully addressing those challenges. The employment agreements for each of the Company's named executive officers provide that cash bonus compensation is capped at 100% of their respective base salary.

        Late in the Company's fiscal year, the Compensation Committee begins working with our executive officers to establish performance goals for the next year. The bonus program is designed to provide additional compensation to those individuals whose performance has helped the Company meet or exceed its annual performance targets. In general, the program is designed such that those who can most affect the Company's performance have the largest portion of their total potential compensation at risk.

        Our objective is to provide clear incentives to achieve the Company's goals for the next year and to position the Company to achieve higher levels of financial performance for future years. In setting these goals, the Committee considers the current economic conditions and business environment on both a micro and macro basis. Macro factors include the expected state of the economy, and energy and raw material prices. Micro factors include competitive conditions, capacity in the tissue products industry both on a regional and national basis, consumer trends and how they impact our customers' requirements for our products. Accordingly, it is the expectation of the Compensation Committee that the Company should earn a minimum EBITDA level, and improve its productivity so that we achieve our goal of being a low cost producer of tissue products. Productivity improvements are expected in both paper and converting production. The range of target metrics and percentage payouts that correspond to the target metric range are established each year to provide a graduated payout scale. If the Company does not achieve the minimum EBITDA performance target, the named executive officers are not entitled to receive bonus payouts based on parent roll manufacturing or the converting process regardless of whether those metrics have been achieved.

        Generally, named executive officers are first eligible to receive bonus payments when current year performance exceeds the prior year's performance in the operating metrics of EBITDA, papermaking production and converting production. These minimum targets reflected the committee's expectations for improvement in each of the operating metrics. Bonus levels increase on a graduated scale from the fixed minimums to the target levels, which represent the achievement of the operating metrics used in our annual budget. We set the target bonus for 2010 at $183,713 for Mr. Snyder and $131,118 for Mr. Schroeder, which constituted 69% of the total bonus opportunity for our named executive officers, and we set the target bonus for 2011 at $163,424 for Mr. Snyder and $116,866 for Mr. Schroeder, which constitute 60% of the total bonus opportunity for our named executive officers. As a result, in 2011 our executive officers have financial incentive to achieve higher Company performance than we project.

        The Company's Chief Financial Officer certifies the accuracy and consistency of the bonus calculation and presents the calculations to the Compensation Committee in the first quarter of each year and at other times as requested by the Compensation Committee.

        The following table summarizes the bonus payments made to each of our named executive officers for 2009 and 2010 and the targeted bonus payments for 2011:

	2009		2010		Percentage Change	Targeted 2011(1)	Percentage Change
Robert A. Snyder	$306,250	(2)	$27,237	(3)	(91)%	$163,424	500%
Keith R. Schroeder	$190,025		$19,477	(3)	(90)%	$116,866	515%

(1)
Actual bonus calculation is based upon the base compensation of each of Mr. Snyder and Mr. Schroeder at the end of the calendar year.

(2)
Mr. Snyder was paid a one-time bonus of $40,000, in lieu of a salary increase, in the fall of 2009 and a performance bonus payment of $266,250 in the spring of 2010.

(3)
In 2010, the Company did not meet the minimum EBITDA threshold for bonus payments, and so no amounts were paid with respect to the Company's cash incentive plan for 2010. However, the Board awarded discretionary bonuses equal to 10% of their annual base compensation to each of Mr. Snyder and Mr. Schroeder, for their work on completing the new converting line and the improvements to the wastewater facility.

	Robert A. Snyder
Metric	2010 Bonus	2010 Payment	2011 Bonus	Targeted 2011 Payment
EBITDA	80%	$0	80%	$130,740
Converting Production	10%	$0	10%	$16,342
Paper Making Production	10%	$0	10%	$16,342
Total	100%	$0	100%	$163,424	(1)
	Keith R. Schroeder
Metric	2010 Bonus	2010 Payment	2011 Bonus	Targeted 2011 Payment
EBITDA	80%	$0	80%	$93,492
Converting Production	10%	$0	10%	$11,687
Paper Making Production	10%	$0	10%	$11,687
Total	100%	$0	100%	$116,866	(1)

(1)
Bonus percentages are calculated on a graduated scale between all target thresholds.

        The Compensation Committee places great emphasis on EBITDA because it believes that the named executive officers should focus primarily on the Company's key financial metric and should be encouraged to consider all means for improving EBITDA, including converting production and paper making production as well as other operational and financial means for improving overall financial results.

        The following table shows the Company's performance targets for EBITDA and the corresponding percentage of the bonus award tied to such metric that is payable if the Company meets such target:

EBITDA
2010 Goals	Bonus(1)	2011 Goals	Bonus(1)
<$19,600,000	0%	<$14,830,000	0%
21,200,000	30%	16,000,000	20%
22,800,000	45%	17,000,000	30%
24,400,000	60%	18,500,000	45%
26,000,000	65%	20,000,000	60%
27,700,000	70%	21,500,000	70%
29,000,000	85%	23,000,000	85%
30,000,000	100%	24,000,000	100%
31,000,000	125%	27,000,000	125%
32,000,000	150%	29,000,000	150%

(1)
Bonus percentages are calculated on a graduated scale between all target thresholds.

        The EBITDA bonus goals for 2010 were established using the actual results from 2009 as a base and adjusted downward in recognition of changes in market conditions, including increased competition, increased waste paper prices and other factors. The 2011 bonus targets were established using 2010 as a base or minimum level of payout for each metric. If we achieve EBITDA of $20,000,000 in 2011, our target for 2011, Mr. Snyder would receive $130,740 and Mr. Schroeder would receive $93,492. This targeted EBITDA is intended to provide our named executive officers the opportunity to earn significant bonuses beyond the targeted bonus level if the Company achieves levels of EBITDA beyond the targeted level, thereby providing incentives to maximize the Company's financial performance.

        The following table shows the Company's performance targets for paper making and the corresponding percentage of the bonus award tied to such metric that is payable if the Company meets such target:

Paper Making Targets (tons/day)
2010 Goals	Bonus(1)	2011 Goals	Bonus(1)
<153.3	0%	<153.0	0%
154.5	25%	154.0	25%
155.2	50%	155.0	50%
155.5	60%	156.4	60%
158.5	70%	157.0	70%
160.5	80%	157.5	80%
162.5	100%	158.0	100%

(1)
Bonus percentages are calculated on a graduated scale between all target thresholds.

        The papermaking production metric is based on the daily average tons of paper we produce. The papermaking production bonus goals for 2010 and 2011 were established using actual results from the prior year as a base. If we produce 156.4 tons of paper per day, our target for 2011, Mr. Snyder would receive $16,342 and Mr. Schroeder would receive $11,687. Achievement of the target bonus for 2011 will require an improvement of 2.2% in papermaking production over 2010 levels. Our performance targets for papermaking production are designed to reward our named executive officers if the Company achieves levels of papermaking efficiencies beyond the prior year's performance. By setting the target bonus at these levels, the named executive officers have incentives to outperform the target levels.

        The following table shows the Company's performance targets for converting production and the corresponding percentage of the bonus award tied to such metric that is payable if the Company meets such target:

Converting Production Targets (finished product cases)
2010 Goals	Bonus(1)	2011 Goals(2)	Bonus(1)
<20,000	0%	>$1.42	0%
20,800	10%	1.37	15%
21,600	15%	1.32	25%
22,200	25%
23,100	35%	1.27	35%
24,000	50%	1.23	50%
25,000	60%	1.21	60%
26,200	70%	1.19	70%
27,400	80%	1.17	80%
28,500	100%	1.15	100%

(1)
Bonus percentages are calculated on a graduated scale between all target thresholds.

(2)
In 2010, the Company changed the converting metric to a cost per finished case calculation.

        In 2010, the converting production metric was based on the daily average of finished product cases we produced. In order to take into account the effect of the additional capacity resulting from our new converting line and to create incentives to operate it in a cost effective manner, the Company adopted a new performance metric that captures relevant cost attributes. For 2011 for our converting process, we are using a production metric based on our hourly labor costs per case of converted product produced. If we have converting costs of $1.21 per case of converted product in 2011, our performance target for 2011, then Mr. Snyder would receive $16,342 and Mr. Schroeder would receive $11,687. Achievement of the target bonus for 2011 will require an improvement of 15% in converting costs over 2010 levels. As with papermaking production, we expect that setting the target bonus at these levels provides the named executive officers with incentives to outperform the target levels.

        Historically, the Company has not granted significant subjectively determined bonuses under the performance bonus program and the Company does not expect this to change. However, the Compensation Committee believes it is important to have the flexibility to award both named executive officers and other employees for specific performance not covered in the performance metrics of the formula-driven bonus plan. The amount of the discretionary bonus pool is set each year by the Compensation Committee, after considering recommendations from the Chief Executive Officer, the Chief Financial Officer and Mr. Shuster, as consultant. For 2010, the amount available in the discretionary bonus pool was $125,000 and for 2011, the amount available in the discretionary bonus pool remains $125,000. While our named executive officers are eligible to receive payments from the discretionary bonus pool, it exists largely for bonuses for salaried employees who do not participate in the performance bonus program.

        In March 2011, Mr. Snyder and Mr. Schroeder were granted a discretionary bonus of $27,237 and $19,477, respectively, due to the contributions they made during the year, including the successful completion of the new converting line and waste-water treatment facility.

        Equity-based compensation.    Orchids' Stock Incentive Plan's purpose is to provide the Company with a means to assist in recruiting, retaining, and rewarding certain employees, directors, and consultants and to motivate such individuals to exert their best efforts on behalf of the Company by providing incentives through the granting of awards. By granting awards to such individuals, the Company expects that the interests of the recipients will be better aligned with those of the Company.

        The Company's Compensation Committee is the administrator of the Stock Incentive Plan. Subject to the express provisions of the plan, the committee has plenary authority, in its discretion, to determine the individuals to whom, and the time or times which, awards shall be granted and the number of shares, if applicable, to be subject to each award. In making such determinations, the committee may take into account the nature of services rendered by the respective individuals, as well as their present and potential contributions to the Company's success.

        Stock option awards can be made at the commencement of employment. Additionally, grants can be made following a significant change in job responsibilities or to meet other special retention objectives. The Compensation Committee reviews and approves stock option awards to executive officers based upon a number of factors, including the number of shares vesting for each named executive officer in each year and the amount of equity held by each named executive officer in the aggregate, its assessment of individual performance, and retention considerations. Periodic stock option awards are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of members of management.

        The following table shows the vested equity for each named executive officer as of December 31, 2010, the number of shares vesting each year until the option is fully vested and the aggregate number of shares subject to the outstanding option grants:

	Vested Year-end 2010	2011	2012	Total Option Shares
Robert R. Snyder(1)	180,000	45,000	—	225,000
Keith R. Schroeder(2)	152,500	10,000	—	162,500

(1)
Mr. Snyder's option was awarded upon his commencement of service to the Company and was based on the number of shares issuable under options granted to our previous President and Chief Executive Officer.

(2)
Mr. Schroeder was awarded an option to purchase 20,000 shares of common stock in January 2009, vesting over two years.

        401(k) plans.    We have three 401(k) retirement savings plans. One covers all non-union employees, one covers the Company's union employees in the paper mill, and one covers the Company's union employees in the converting facility. Our executive officers are covered by the non-union plan. The Company may make matching or additional contributions to the plan, to be determined annually by the Compensation Committee, for the benefit of all participants. In 2010, the Company's policy was changed to increase the matching contribution to 87.5% of a salaried employee's deferrals up to 8% of wages paid, up from 75% in recent years, which deferrals are limited by the IRS prescribed maximum. The increase in the Company's matching contribution percentage was made to encourage our employees to participate in the 401(k) retirement savings plans and to do so at higher levels.

        Perquisites.    We offer a very limited array of perquisites to our named executive officers. All salaried employees of the Company receive a term life insurance benefit of one year's base salary while employed by the Company, as well as short-term and long-term disability insurance coverage. The Company believes that these certain limited perquisites are an important element of compensation for attracting and retaining high caliber executive officers, but that perquisites are not the most effective means of achieving the Company's compensation objectives.

        Severance, change in control, and other post-employment payments.    The Company's named executive officers have severance and change in control provisions as part of their employment agreements. The purpose of these provisions is to aid in retention and recruitment. In addition, by providing for change of control payments, we are able to encourage continued attention and dedication to assigned duties during periods involving a possible change in control of the Company and protect the earned benefits of the officer against adverse changes resulting from a change in control. The level of payments provided under these provisions is consistent with what the Compensation Committee views as common industry practices. These arrangements are described in greater detail in the section of the proxy captioned "EXECUTIVE COMPENSATION—Potential Payments Upon Termination or Change in Control."

EXECUTIVE COMPENSATION

        The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer and Chief Financial Officer. In 2010, the Chief Executive Officer and the Chief Financial Officer were the Company's only executive officers and, therefore, there were no other executive officers whose aggregate cash compensation exceeded $100,000 during the year. We refer to these persons as the "named executive officers" elsewhere in this proxy statement.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus(1)	Option Awards(2)		Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Robert A. Snyder	2010	$268,370	(4)	$27,237	$—		$—	$183,115	(5)	$478,722
President and	2009	$266,250		$40,000	$—		$266,250	$19,568	(6)	$592,068
Chief Executive Officer	2008	$256,156		$—	$—		$137,747	$59,818	(7)	$453,721
Keith R. Schroeder	2010	$192,584	(8)	$19,477	$—		$—	$22,786	(9)	$234,847
Chief Financial Officer	2009	$185,698	(10)	$—	$93,500	(11)	$190,025	$9,900	(12)	$479,123
	2008	$162,647		$—	$—		$85,364	$13,472	(7)	$261,483

(1)
These are discretionary bonus amounts earned based on performance in the year reported, but are paid in the year following.

(2)
The amounts in this column represent the grant date fair value of stock options granted to each named executive officer, determined using the Black-Scholes option pricing model, in accordance with FASB ASC Topic 718. The amounts in this column reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by each named executive officer. For the relevant assumptions used in determining the fair value of stock option awards, refer to "Stock Option Expense" in Note 1 and Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 11, 2011.

(3)
These are performance bonus amounts earned based on performance criteria established at the beginning of each year pursuant to the annual incentive bonus plan, but are paid in the year following.

(4)
From January 1, 2010 until August 31, 2010, Mr. Snyder was paid at a rate of $266,250 per year. Beginning on September 1, 2010, Mr. Snyder's compensation was increased 2.3% in accordance with the terms of his employment agreement, and Mr. Snyder was paid at a rate of $272,374 for the remainder of 2010.

(5)
Consists of a gross up of $161,368 for Mr. Snyder's relocation to Oklahoma, $18,105 of matching Company contributions to the Company's 401(k) plan and a payment of one week's salary in lieu of accrued vacation time in accordance with Company policy.

(6)
Consists of personal travel and temporary housing allowance, estate planning reimbursement and matching contributions to the Company's 401(k) plan.

(7)
Consists of matching Company contributions to the Company's 401(k) plan and one week's salary in lieu of accrued vacation time in accordance with Company policy.

(8)
From January 1, 2010 until June 14, 2010, Mr. Schroeder was paid at a rate of $190,025 per year. Beginning on June 14, 2010, Mr. Schroeder's compensation was increased 2.5%, and Mr. Schroeder was paid at a rate of $194,776 for the remainder of 2010.

(9)
Consists of matching Company contributions to the Company's 401(k) plan and a payment of one week's salary in lieu of accrued vacation time in accordance with Company policy.

(10)
From January 1, 2009 until February 28, 2009, Mr. Schroeder was paid at a rate of $162,647 per year. Beginning on March 1, 2009, Mr. Schroeder's new employment agreement became effective and Mr. Schroeder was paid at a rate of $190,025 for the remainder of 2009.

(11)
Mr. Schroeder received a stock option to purchase 20,000 shares of common stock on January 20, 2009, subject to vesting over two years.

(12)
Consists of matching Company contributions to the Company's 401(k) plan.

 2010 Grants of Plan-Based Awards

        Each year, based upon the recommendations of the Compensation Committee, the Company sets forth a cash bonus program based on formulas, including target metrics and potential bonus ranges based on the elements critical to the Company's financial results. Generally, named executive officers are first eligible to receive cash bonus payments when current year performance exceeds the prior year's performance in the operating metrics of EBITDA, papermaking production and converting production. The following table summarizes target annual cash incentive opportunities provided to named executive officers in 2010.

		Estimated possible payouts under non-equity incentive plan awards(1)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Robert A. Snyder	January 5, 2010	$2,130	$183,713	$266,250
Keith R. Schroeder	January 5, 2010	$1,520	$131,118	$190,025

(1)
These columns show the potential value of the payout for each named executive officer if the threshold, target or maximum goals are satisfied for all performance measures under our executive cash incentive plan for the year. The potential payouts are performance-driven and therefore completely at risk. The business measurements, performance goals and salary and bonus multiples for determining the payout are described in the "Compensation Discussion and Analysis." As reflected in the Summary Compensation table, no amounts were paid with respect to these non-equity incentive plan awards for 2010, however, the Board awarded discretionary bonuses equal to 10% of their annual base compensation to each of Mr. Snyder and Mr. Schroeder.

        The Company's Stock Incentive Plan provides for grants of stock options, stock appreciation rights, performance-based awards, as well as other stock based awards and cash based awards. With respect to executive officers and directors, the Company makes equity awards under the Stock Incentive Plan to encourage them to focus on long-term Company performance. No stock option grants were made to our executive officers during the year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information on the holdings of stock options by the named executive officers as of December 31, 2010.

	Options Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date(1)
Robert A. Snyder	180,000	45,000	(2)	$6.81	August 20, 2017
Keith R. Schroeder	142,500	—		$5.33	April 14, 2015
	10,000	10,000	(3)	$10.205	January 20, 2019

(1)
The expiration date of each option occurs ten years after its date of grant.

(2)
Options vest and become exercisable in increments of 20% each on the date of grant and the anniversary thereof over the next four years.

(3)
Options vest and become exercisable as follows: 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant.

        The table below provides the grant date for each outstanding equity award at the end of fiscal 2010 and the respective vesting schedule:

			Vesting Period
		Number Of Stock Options Granted
Officer	Grant Date(1)		Prior to 2010	2010	2011	2012
Robert A. Snyder	August 20, 2007	225,000	135,000	45,000	45,000	—
Keith R. Schroeder	April 14, 2005	142,500	142,500	—	—	—
	January 20, 2009	20,000	—	10,000	10,000	—

(1)
The expiration date of each option occurs ten years after the date of grant.

Option Exercises in Last Fiscal Year

        None of our named executive officers exercised options during the fiscal year ended December 31, 2010.

Potential Payments Upon Termination or Change in Control

	Termination With Cause	Termination Due To Death, Disability, Injury Or Illness	Termination Within 12 Months of Change In Control(1)		Termination After 12 Months from Change In Control	Termination Without Cause	Termination By Employee After Material Change	Termination By Employee
Robert A. Snyder	$—	$—	$789,098	(2)	$272,374	$272,374	$272,374	$—
Keith R. Schroeder	$—	$—	$409,902	(3)	$194,776	$194,776	$194,776	$—

(1)
The payments upon a change in control include the value of the executive's unvested stock options which would vest upon such an event, calculated using the closing market price of the Company's common stock at December 31, 2010.

(2)
Includes two years worth of salary, plus $244,350 for the value of unvested stock options which would vest upon such event as described in footnote (1) above.

(3)
Includes two years worth of salary, plus $20,350 for the value of unvested stock options which would vest upon such event as described in footnote (1) above.

        The Company has agreed, in their respective employment agreements, to provide the Company's President and Chief Executive Officer and the Company's Chief Financial Officer with certain payments in connection with their severance from employment. These employment agreements were designed to provide a competitive compensation package to the named executive officers, encourage continued attention and dedication to assigned duties during periods involving a possible change in control of the Company and to protect the earned benefits of the officer against adverse changes resulting from a change in control. Severance payments would not be made in the event the named executive officer is terminated for cause. Cause is defined in the Company's employment agreements as:

  •
  the employee engages in willful misconduct which is materially injurious to the Company;

  •
  the employee is convicted, or enters a plea of nolo contendere with respect to a felony;

  •
  the employee engages in fraud or dishonesty in connection with the business of the Company;

  •
  the employee's abuse of or dependency on alcohol or drugs (illicit or otherwise);

  •
  the employee breaches their contractual agreement; or

  •
  the employee fails to perform lawful directives, including, without limitation, any failure to regularly report to the office.

        If either executive is terminated for cause, no severance is provided. If an executive is terminated without cause, severance payments equal one year's salary and are paid over the course of the year. If an executive is terminated within 12 months of a change in control, severance payments equal two year's salary and are paid in a lump sum on the date that is 90 days after the termination. In addition, upon a change in control, all stock options under the Stock Incentive Plan vest immediately. Change in control is defined in the Company's 2005 Stock Incentive Plan to mean:

            (i)  the purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 20% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of directors; or

           (ii)  individuals who, as of the date of the plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

          (iii)  approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation's then-outstanding voting securities, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

DIRECTORS' COMPENSATION

        The Company reimburses members of the Board of Directors for travel expenditures related to their services to the Company. The chart below sets forth the fees paid to directors.

Type of Fee	Amount
Non-employee Director (other than Chairman)	$20,000
Chairman of the Board of Directors	$60,000
Chairman of the Audit Committee	$10,000
Member of the Audit Committee	$5,000
Chairman of the Compensation Committee	$5,000
Chairman of the Nominating and Corporate Governance Committee	$5,000
Board Meeting Attended by Director:
Attended in person	$1,200
Attended by telephone	$600
Audit, Compensation or Nominating and Corporate Governance Committee Meetings:
Attended in person if it is not in conjunction with a full Board meeting	$1,200
Attended by telephone	$600
Special Committees	$5,000

        The committee believes directors' incentives should be to improve the long-term value of the Company and promote stockholder returns. Accordingly, they are also compensated with awards under the Stock Incentive Plan. It has been the Company's practice to award options covering 3,750 shares of Common Stock upon a new non-employee director's election to the Board of Directors. The Company also awarded options covering 3,750 shares of stock in connection with the ongoing non-employee members of the board's re-election at the 2010 annual meetings of Stockholders, and options covering an additional 10,000 were awarded to the Chairman of the Board in 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total
Gary P. Arnold	$36,400	$24,150	—	$60,550
Steven R. Berlin	$48,200	$24,150	—	$72,350
John C. Guttilla	$45,600	$24,150	—	$69,750
Douglas E. Hailey	$41,400	$24,150	—	$65,550
Jeffrey S. Schoen	$36,400	$24,150	—	$60,550
Jay Shuster(2)	$68,400	$64,400	—	$132,800

(1)
The amounts in this column represent the grant date fair value of stock options granted to each director in fiscal 2010, determined using the Black-Scholes option pricing model, in accordance with FASB ASC Topic 718. The amounts in this column reflect our accounting expense for these awards and do not correspond to the actual value that will be realized by each director. For the relevant assumptions used in determining the fair value of stock option awards, refer to "Stock Option Expense" in Note 1 and Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 11, 2011.

(2)
The Company has an informal consulting agreement with Mr. Shuster whereby Mr. Shuster serves as a consultant to the management and Board of Directors of the Company. The Board of Directors requires Mr. Shuster to meet regularly with the Company's management team, both in person and telephonically; Mr. Shuster consults on a range of strategic and operational issues. As part of Mr. Shuster's consulting services, he assists the Compensation Committee with the annual review of the compensation package of our officers and to develop the metrics to be used in our bonus program. Mr. Shuster is paid $70,000 annually for consulting services he provides to the Company.

 Limitation of Liability and Indemnification

        The Company's amended and restated certificate of incorporation provides that we may indemnify the Company's directors, officers, employees and other agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Company maintains a directors' and officers' liability insurance policy that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. We believe that these indemnification and liability provisions are essential to attracting and retaining qualified persons as officers and directors.

        In addition, the Company's amended and restated certificate of incorporation limits the personal liability of the Company's directors to the Company and its stockholders for monetary damages to the fullest extent permissible under the General Corporation Law of the State of Delaware. This provision in the Company's amended and restated certificate of incorporation does not eliminate a director's duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief remain available. Each director will continue to be subject to liability for any breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

        The Company has entered into separate indemnification agreements with each of the Company's directors and officers which are broader than the specific indemnification provision contained in the Delaware General Corporation Law. Under these agreements, the Company is required to indemnify them against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any actual, or any threatened, proceeding if any of them may be made a party because he or she is or was one of the Company's directors or officers. The Company is obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Company's best interests. With respect to any criminal proceeding, the Company is obligated to pay these amounts only if the officer or director had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification under such agreements.

Employee Benefit Plans

        Stock Incentive Plan.    The Company's Stock Incentive Plan was adopted by the Company's Board of Directors and approved by the stockholders in April 2005. In March 2011, an amendment to increase the shares issuable under the Stock Incentive Plan to 1,097,500 was adopted by the Board and is being submitted for approval by the stockholders in this proxy statement. The plan provides for the granting of incentive stock options to employees and for the granting of non-qualified stock options, stock appreciation rights and other cash or stock-based awards to employees, directors and consultants selected by the Company's Compensation Committee.

        401(k) Plan.    The Company established three 401(k) retirement savings plans in 1998. One plan covers all salaried employees, one covers the Company's union employees in the paper mill and one covers the Company's union employees in the converting facility. Each of the Company's participating employees may contribute to the 401(k) plan, through payroll deductions, not less than 1% nor more than 25% of his or her compensation. The Company may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by the Company's Board of Directors in the case of the Company's 401(k) plan for salaried employees, and by the respective union contracts in the case of the 401(k) plans for union employees. Employees may elect to invest their contributions in various established mutual funds. All amounts contributed by employee participants are fully vested at all times. Under the two union plans, employer matching contributions are fully vested at all times. Under the salaried employees' plan, the employer matching contributions vest ratably over the first four years of employment. For the years ended December 31, 2008, 2009 and 2010, administrative expenses paid to the third-party provider related to the 401(k) plans were $676, $2,075 and $3,025 respectively.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

        The Company has employment agreements with Robert Snyder, the Company's President and Chief Executive Officer, and Keith R. Schroeder, the Company's Chief Financial Officer.

        Mr. Snyder's agreement has an initial term ending on December 31, 2011 and is automatically renewed for one-year terms thereafter unless terminated by either party upon 60 days notice prior to the end of the then-current term. The agreement may be terminated by us prior to the end of the term upon Mr. Snyder's death, disability or for cause (as defined in the agreement). As compensation for his services, Mr. Snyder receives a base salary, currently $272,374, subject to annual adjustments to reflect any increase from the previous year in the consumer price index for Midwestern Urban metropolitan areas with a population between 50,000 and 1,500,000 people. In July 2010, the consumer price index increased 2.3% relative to July 2009. Mr. Snyder is entitled to an annual bonus targeted at 60% of his annual salary. Mr. Snyder is entitled to a severance payment of one year's salary if the Company terminates him without cause or if he terminates his employment for good reason, and no severance payment if he is terminated for cause or if he terminates his employment other than for good reason. If the Company terminates Mr. Snyder without cause of if he terminates his employment for good reason within the 12 months following a change of control, he is entitled to a severance payment of two year's salary.

        Mr. Schroeder's current employment agreement became effective on March 1, 2009. Mr. Schroeder's agreement has an initial term ending on December 31, 2011 and is automatically renewed for one-year terms thereafter unless terminated by either party upon 60 days notice prior to the end of the then-current term. The agreement may be terminated by the Company prior to the end of the term upon Mr. Schroeder's death, disability or for cause (as defined in the agreement). As compensation for his services, Mr. Schroeder receives an annual base salary, currently $194,776, subject to annual adjustments at the discretion of the Board. In 2010, the Board granted Mr. Schroeder an increase of $4,751 or 2.5% to his base salary. Mr. Schroeder is entitled to an annual bonus targeted at 60% of his annual salary. Mr. Schroeder is entitled to a severance payment of one year's salary if the Company terminates him without cause or if he terminates his employment for good reason, and no severance payment if he is terminated for cause or if he terminates his employment other than for good reason. If the Company terminates Mr. Schroeder without cause of if he terminates his employment for good reason within the 12 months following a change of control, he is entitled to a severance payment of two year's salary.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

        We review all transactions and relationships in which the Company and any of our Directors, nominees for Director or executive officers, or any of their immediate family members, are participants, so as to determine whether any of these individuals have a direct or indirect material interest in any such transaction. We have developed and implemented processes and controls to obtain information from the Directors and executive officers about related person transactions, and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in any such transaction. Transactions that are determined to be directly or indirectly material to a related person are disclosed in the Company's proxy statement.

        Pursuant to these processes, all Directors and executive officers annually complete, sign and submit a Directors' and Officers' Questionnaire that is designed to identify related person transactions and both actual and potential conflicts of interest. We also make appropriate inquiries as to the nature and extent of business that the Company conducts with other companies for whom any of our Directors or executive officers also serve as directors or executive officers.

        Under the Company's Business Conduct Policy, any direct or indirect conflict of interest is prohibited, unless specifically consented to by the Company. A conflict of interest exists if, in the course of employment, the officer's or director's judgment and discretion is or may be influenced by considerations of personal gain, either for one's self or a third party. Any conflict or potential conflict of interest is required to be reported to the Company's Chief Financial Officer or the Chairman of the nominating and Corporate Governance Committee. A waiver of a conflict of interest with respect to executive offices and directors may only be granted by the Nominating and Corporate Governance Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Since the beginning of 2010, there has not been, nor is there currently planned, any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of the Company's common stock or any member of such persons' immediate families had or will have a direct or indirect material interest other than agreements which are described in this proxy under the section captioned "AGREEMENTS WITH NAMED EXECUTIVE OFFICERS" and the transactions described below.

Indemnification and Employment Agreements

        As permitted by the Delaware General Corporation Law, we have adopted provisions in the Company's amended and restated certificate of incorporation and bylaws that authorize and require us to indemnify the Company's officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. The Company's amended and restated bylaws provide that the Company will indemnify the Company's directors and officers, and may indemnify the Company's employees and other agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Company currently has a directors' and officers' liability insurance policy that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. We believe that these indemnification and liability provisions are essential to attracting and retaining qualified persons as officers and directors. The Company has also entered into employment agreements with the Company's named executive officers. See "AGREEMENTS WITH NAMED EXECUTIVE OFFICERS."

        The Company has entered into indemnification agreements with the Company's directors and executive officers. Under these agreements, the Company is required to indemnify them against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any actual, or any threatened, proceeding if any of them may be made a party because he or she is or was one of the Company's directors or officers. The Company is obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Company's best interests. With respect to any criminal proceeding, the Company is obligated to pay these amounts only if the officer or director had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification under such agreements.

        In addition, the Company's amended and restated certificate of incorporation limits the personal liability of the Company's directors to the Company and its stockholders for monetary damages to the fullest extent permissible under the General Corporation Law of the State of Delaware. This provision in the Company's amended and restated certificate of incorporation does not eliminate a director's duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for any breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or the Company's stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

PROPOSAL 2

AMENDMENT OF STOCK INCENTIVE PLAN

        The Orchids Paper Products Company Stock Incentive Plan (the "Plan") presently states that 897,500 shares of our common stock have been allocated to, and will be reserved to satisfy awards under, the Plan. On March 10, 2011, our Board of Directors approved an amendment to the Plan to increase the number of shares allocated to the Plan by 200,000 shares from 897,500 shares to 1,097,500 shares of common stock. As of March 31, 2011, awards to purchase 611,000 shares were outstanding, and 106,750 shares remain available for future awards under the Plan, or approximately 12% of the shares reserved.

        Our Board of Directors and the Compensation Committee believe that the granting of awards under the Plan better aligns the interests of the recipients with our interests. The Plan was established to provide the Company with a means to assist in recruiting, retaining and rewarding certain employees, directors and consultants and to motivate such individuals to exert their best efforts on our behalf by providing incentives through the granting of awards. Our Board of Directors and the Compensation Committee of our Board of Directors believe that increasing the shares allocated to the Plan by 200,000 is in the best interests of the Company and our shareholders because it will permit us to attract and retain key employees by providing them with appropriate equity incentives.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" AMENDMENT OF THE COMPANY'S STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES THAT MAY BE ISSUED UNDER THE PLAN FROM 897,500 TO 1,097,500.

        The proposed amendment will not become effective unless stockholder approval of this proposal is obtained. Approval will require the affirmative vote of a majority of the shares voted.

Description of the Plan

        The following is a summary of the Plan. This summary is qualified in its entirety by reference to the complete text of the Plan. You are urged to read the actual text of the Plan in its entirety, as amended May 20, 2008, and which has been previously filed as exhibit 10.1 to our Form 10-Q Quarterly Report filed August 4, 2008.

        Purpose.    The purpose of the Plan is to provide us with a means to assist in recruiting, retaining and rewarding certain employees, directors and consultants and to motivate such individuals to exert their best efforts on our behalf by providing incentives through the granting of awards. By granting awards to such individuals, we expect that the interests of the recipients will be better aligned with our interests.

        Stock Subject to the Plan.    Currently a total of 897,500 shares of common stock may be issued under the Plan, subject to adjustments. The Company may use shares held in treasury in lieu of authorized but unissued shares. If any award expires or terminates, the shares subject to such award shall again be available for purposes of the Plan. Any shares used by the participant as payment to satisfy a purchase price related to an award, and any shares withheld by the Company to satisfy an applicable tax-withholding obligation, shall again be available for purposes of the Plan.

        Administration of the Plan.    The Plan is administered by the Compensation Committee, all of the members of which are independent as required by law. The Compensation Committee has sole discretion over determining individuals eligible to participate in the Plan and the time or times at which awards will be granted and the number of shares, if applicable, which will be granted under an award. Subject to certain limitations, the Compensation Committee's power and authority includes, but is not limited to, the ability to interpret the plan, to establish rules and regulations for carrying out the plan and to amend or rescind any rules previously established, to determine the terms and provisions of the award agreements and to make all other determinations necessary or advisable for the administration of the plan.

        Eligible Persons.    Any of our employees and directors, as well as consultants to us, who are selected by the Compensation Committee are eligible to receive awards. The Compensation Committee will consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective awards, provided that incentive stock options may only be granted to employees.

        Grant of Awards.    The types of awards that may be granted under the Plan are stock options (either incentive stock options or non-qualified stock options), stock appreciation rights, performance-based awards, as well as other stock-based awards and cash-based awards. Awards are evidenced by an agreement and an award recipient has no rights as a stockholder with respect to any securities covered by an award until the date the recipient becomes a holder of record of the Company's common stock.

        On the date of the grant, the exercise price must equal at least 100% of the fair market value on date of grant in the case of incentive stock options, or 110% of the fair market value on date of grant with respect to optionees who own at least 10% of the total combined voting power of all classes of stock. The fair market value is determined by computing the arithmetic mean of the high and low stock prices on a given determination date. The exercise price on the date of grant is determined by the Compensation Committee in the case of non-qualified stock options, but shall, in no event be less than 100% of the fair market value on date of grant.

        Stock appreciation rights granted under the plan are subject to the same terms and restrictions as the option grants and may be granted independent of, or in connection with, the grant of options. The Compensation Committee determines the exercise price of stock appreciation rights subject to the limitation that such exercise price shall not be less than 100% of fair market value on date of grant. A stock appreciation right granted independent of an option entitles the participant to payment in an amount equal to the excess of the fair market value of a share of the Company's common stock on the exercise date over the exercise price per share, times the number of stock appreciation rights exercised. A stock appreciation right granted in connection with an option entitles the participant to surrender an unexercised option and to receive in exchange an amount equal to the excess of the fair market value of a share of the Company's common stock over the exercise price per share for the option, times the number of shares covered by the option which is surrendered. Fair market value is determined in the same manner as it is determined for options.

        The Compensation Committee may also grant awards of stock, restricted stock and other awards valued in whole or in part by reference to the fair market value of the Company's common stock. These stock-based awards, in the discretion of the Compensation Committee, may be, among other things, subject to completion of a specified period of service, the occurrence of an event or the attainment of performance objectives. Additionally, the Compensation Committee may grant awards of cash, in values to be determined by the Compensation Committee. If any awards are in excess of $1,000,000 such that Section 162(m) of the Internal Revenue Code applies, the committee may, in its discretion, alter its compensation practices to ensure that compensation deductions are permitted.

        Awards granted under the plan are generally not transferable by the participant except by will or the laws of descent and distribution, and each award is exercisable, during the lifetime of the participant, only by the participant or his or her guardian or legal representative, unless permitted by the committee.

        Awards Granted.    As of March 31, 2011, we have granted options to purchase 611,000 shares and 106,750 shares remain available for future awards under the Plan, or approximately 12% of the 897,500 total shares previously reserved. The table below sets forth the number of shares subject to awards which have been granted through March 31, 2011 to (i) our named executive officers, (ii) our named executive officers as a group, (iii) all current directors who are not named executive officers, and (iv) all employees, including officers who are not named executive officers, as a group:

Award Recipient	Number of Shares Awarded
Named Executive Officers:
Robert Snyder	225,000
Keith Schroeder	162,500
Named Executive Officers as a group	387,500
Current directors who are not Named Executive Officers:
Gary Arnold	22,500
Steve Berlin	22,500
John Guttilla	22,500
Doug Hailey	15,000
Jeff Schoen	18,750
Jay Shuster	47,500
Total	148,750
All employees, including officers who are not Named Executive Officers, as a group	96,000
Total	632,250

        Options granted under the plan will vest as provided by the Compensation Committee at the time of the grant. The Compensation Committee may provide for accelerated vesting or termination in exchange for cash of any outstanding awards or the issuance of substitute awards upon consummation of a change in control, as defined in the plan. The currently outstanding employee options vest 20% on the date of grant and then ratably at 20% per year over the following four years. Options granted to members of the Board of Directors vested upon grant.

        Amendment.    The plan may be amended, altered, suspended or terminated by the administrator at any time. The Company may not alter the rights and obligations under any award granted before amendment of the plan without the consent of the affected participant. Unless terminated sooner, the plan will terminate automatically in April 2015.

Federal Income Tax Consequences of Awards

        The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to awards granted under the plan and with respect to the sale of common stock acquired under the plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. The tax consequences for any particular individual may be different.

        Incentive Stock Options.    Some options may constitute "incentive stock options" within the meaning of Section 422 of the Code. If we grant an incentive stock option, the recipient is not required to recognize income upon the grant of the incentive stock option, and we will not be allowed to take a deduction. Similarly, when a recipient exercises any incentive stock options, provided he or she has not ceased to be an employee of the Company and all affiliates for more than three months before the date of exercise, such employee will not be required to recognize income, and we will not be allowed to take a deduction. For purposes of the alternative minimum tax, however, the amount by which the aggregate fair market value of common stock acquired on exercise of an incentive stock option exceeds the exercise price of that option generally will be an adjustment included in alternative minimum taxable income for the year in which the incentive stock option is exercised. The Code imposes an alternative minimum tax on a taxpayer whose tentative minimum tax, as defined in Section 55(b)(1) of the Code, exceeds the taxpayer's regular tax.

        Additional tax consequences will depend upon how long the recipient holds the shares of common stock received after exercising the incentive stock options. If the shares are held for more than two years from the date of grant and one year from the date of exercise of the option, upon disposition of the shares, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain or loss. If the recipient disposes of shares acquired upon exercise of an incentive stock option which shares were held for two years or less from the date of grant or one year or less from the date of exercise ("Disqualifying Disposition"), the recipient generally will recognize ordinary income in the year of the disposition.

        To the extent that a recipient recognizes ordinary income, we are allowed to take a deduction. In addition, a recipient must recognize as short-term or long-term capital gain, depending on whether the holding period for the shares exceeds one year, any amount that is realized upon disposition of those shares which exceeds the fair market value of those shares on the date of exercise of the option.

        Non-Qualified Stock Options.    If a recipient receives a non-qualified stock option, he or she will not recognize income at the time of the grant of the stock option, nor will we be entitled to a deduction. However, such person will recognize ordinary income upon the exercise of the non-qualified stock option. The amount of ordinary income recognized equals the difference between (a) the fair market value of the stock on the date of exercise and (b) the amount paid for the stock. We will be entitled to a deduction in the same amount. The ordinary income recognized will be subject to applicable tax withholding by us. When the shares are sold, any difference between the sales price and the basis (i.e., the amount paid for the stock plus the ordinary income recognized) will be treated as a capital gain or loss, depending on the holding period of the shares.

        Performance-Based Awards/Stock Appreciation Rights.    An award recipient generally will not recognize taxable income upon the grant of performance-based awards or stock appreciation rights. Instead, such person will recognize as ordinary income, and we will have as a corresponding deduction, any cash delivered and the fair market value of any common stock delivered in payment of an amount due under the performance award or stock appreciation right. The ordinary income recognized will be subject to applicable tax withholding.

        Upon selling any common stock received by a recipient in payment of an amount due under a performance award or stock appreciation right, such recipient generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of the common stock and the tax basis in the common stock, depending on the holding period for the shares.

        Other Stock-Based Awards and Cash-Based Awards.    The tax consequences associated with any other stock-based award or cash-based award granted under the Plan will vary depending on the specific terms of the award, including whether the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property under the award, the applicable holding period and the recipient's tax basis.

        Income Tax Rates on Capital Gain and Ordinary Income.    Under current tax law, short-term capital gain and ordinary income will be taxable at a maximum federal rate of 35%. Phaseouts of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher effective tax rates. Ordinary compensation income generally will also be subject to the Medicare tax and, under certain circumstances, a social security tax. On the other hand, the relevant long-term capital gain will be taxable at a maximum federal rate of 15%.

        Effect of Section 162(m) of the Code.    Pursuant to Section 162(m) of the Code, we may not deduct compensation of more than $1,000,000 that is paid in a taxable year to an individual who, on the last day of the taxable year, is our chief executive officer or among one of our three other highest compensated officers for that year other than the chief financial officer. The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. Compensation attributable to incentive stock options and non-qualified stock options granted under the Plan could be treated as qualified performance-based compensation and therefore not be subject to the deduction limit. In addition, the Compensation Committee may structure certain performance-based awards utilizing the performance criteria set forth in the Plan so that payments under such awards may likewise be treated as qualified performance-based compensation.

 Use of New Plan Benefits

        The future benefits or amounts that would be received under the Plan by executive officers and other employees are discretionary and are therefore not determinable at this time. It is anticipated that the 200,000 additional shares would be granted to executive officers, employees and directors consistent with past practice. This has included awards to executive officers and to directors upon their appointments to such positions, as well as annual awards to directors.

PROPOSAL 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

        Section 14A of the Securities Exchange Act requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement.

        We encourage stockholders to review the Compensation Discussion & Analysis, or CD&A, beginning on page 16. The CD&A provides additional details on our executive compensation program, including our philosophy and the objectives underpinning our executive compensation program, the individual elements of our executive compensation program and how our executive compensation plans are administered.

        The Board of Directors believes that the executive compensation as disclosed in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement aligns with our comparator group pay practices and coincides with our compensation philosophy. The Board of Directors strongly endorses the Company's executive compensation program and recommends that stockholders vote in favor approving the compensation of the named executive officers, as disclosed in the CD&A, compensation tables and narrative discussion herein.

        Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither the board nor the committee will be required to take any action as a result of the outcome of the vote on this proposal. The Board of Directors values the opinions of the Company's stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors and the Compensation Committee will consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL, BY ADVISORY VOTE, OF EXECUTIVE COMPENSATION.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

        In accordance with the requirements of Section 14A of the Exchange Act, we are providing stockholders with the opportunity to vote, on a non-binding basis, on whether the advisory approval of executive compensation (Proxy Proposal 3 above) should occur every one, two or three years. The Board of Directors unanimously recommends that the advisory approval of executive compensation should occur every three years, for the following reasons:

  •
  As discussed in the CD&A, our compensation program rewards performance, with an emphasis on long-term performance. The value of the long-term incentive awards (stock options, restricted stock units and performance shares) depends on the Company's performance over a multi-year performance period. A vote held every three years provides the stockholders a better opportunity to assess whether the compensation program achieves its objectives; and

  •
  We take a consistent approach to our carefully designed compensation programs, and we do not make frequent changes to it. Therefore, a frequent vote on executive compensation does not provide us useful input. Additionally, an advisory vote every three years gives the Board of Directors and the Compensation Committee appropriate time to thoughtfully consider the results of the vote and to implement any desired changes.

        Although the vote is non-binding, the Board of Directors and the Compensation Committee will take the results into account when reviewing whether any changes should be made to our compensation program and policies. In the periods between the advisory votes, the stockholders will have the opportunity to provide feedback on executive compensation through other means—for example, when we seek stockholder approval for new employee equity compensation plans or when we wish to materially amend them. Further, as discussed under "Communication with the Board of Directors," we provide stockholders an opportunity to communicate directly with the Board of Directors, including on issues of executive compensation.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE FOR "EVERY THREE YEARS" AN ADVISORY APPROVAL OF EXECUTIVE COMPENSATION.

 PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of HoganTaylor LLP served as the Company's independent registered public accounting firm for the year ended December 31, 2010. The Audit Committee of the Board of Directors has appointed HoganTaylor LLP to act in that capacity for the year ending December 31, 2011. A representative of HoganTaylor LLP is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders.

        Although the Company is not required to submit this appointment to a vote of the stockholders, the Audit Committee of the Board of Directors continues to believe it appropriate as a matter of policy to request that the stockholders ratify the appointment of HoganTaylor LLP as independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain HoganTaylor LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF HOGANTAYLOR LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

 Fees Paid to Independent Registered Public Accounting Firm

        Audit Fees.    The aggregate fees for professional services rendered by HoganTaylor LLP for the audit of the Company's financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 2010, for the internal control audit required by Section 404 of the Sarbanes-Oxley Act of 2002 and for the review of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 were approximately $125,000. Comparable fees for the 2009 audit and three quarterly reviews amounted to $115,000.

        Audit-Related Fees.    The aggregate fees billed for audit-related services rendered by HoganTaylor LLP were approximately $9,500 and $9,500 in 2010 and 2009. These fees primarily relate to audits of the Company's defined contribution pension plans in each year.

        Tax Fees.    The aggregate fees paid to HoganTaylor LLP for tax compliance and tax consulting amounted to approximately $25,500 and $10,000 in 2010 and 2009, respectively. These fees primarily relate to the filing of the Company's taxes each year. The fees in 2010 include $11,900 associated with state and local tax services.

        All Other Fees.    No other fees were paid in 2010. We paid fees of $19,600 to HoganTaylor LLP related to our stock offering in 2009.

        The following table sets forth fees paid to HoganTaylor LLP:

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2010	$125,000	$9,500	$25,500	$0
2009	$115,000	$9,500	$10,000	$19,600

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

        The Audit Committee Charter requires the committee's pre-approval of all services, both audit and permitted non-audit, to be performed for the Company by the independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a schedule of all proposed services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval. The Audit Committee pre-approves these services by category of service. In determining whether proposed services are permissible, the committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the committee may (i) consult with management as part of the decision making process, but may not delegate this authority to management, and (ii) delegate, from time to time, its authority to pre-approve such services to one or more committee members, provided that any such approvals are presented to the full committee at the next scheduled Audit Committee meeting.

        The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. All services provided to the Company by HoganTaylor in 2009 and 20010 were pre-approved by the Audit Committee.

        The percentage of hours expended on the principal accountant's engagement to audit the Company's financial statements for the fiscal year ended December 31, 2010 that were attributable to work performed by persons other than the principal accountant's full-time, permanent employees was less than 50%.

 STOCKHOLDER PROPOSALS

        The Company's amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at the Company's principal executive offices not more than 120 days or less than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders, or between January 17, 2012 and February 16, 2012 in the case of the 2012 annual meeting. However, if no annual meeting was held in the previous year or if the annual meeting is called for a date that is not within 30 days before or after the anniversary date, notice by the stockholder must be received before the close of business on the 10th day after the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. The Company's amended and restated bylaws specify the requirements for the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

        Stockholder proposals intended to be presented at the 2012 annual meeting must be received at the Company's principal executive office no later than February 16, 2012, in order to be included in the Company's proxy statement and proxy relating to that meeting. The Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

CODE OF ETHICS

        The Company has a Business Conduct Policy ("Code of Ethics") that applies to all of its directors, officers, and employees, including its senior financial officers. A copy of the Code of Ethics is available in the Corporate Governance section of the Company's website, which can be accessed from the homepage at http://www.orchidspaper.com by selecting "Investors" followed by "Corporate Governance." We will post any amendments to the Code of Ethics in the same section of the Company's website.

OTHER MATTERS

        Management intends to bring before the meeting only the matters specifically described above and knows of no other matters to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

SOLICITATION OF PROXIES

        The Company will bear the cost of the solicitation of proxies for the meeting. The Company is requesting that brokerage houses, banks, custodians, nominees and fiduciaries forward the proxy material to beneficial owners and their reasonable expenses of forwarding will be reimbursed by us. Solicitation will be made by mail and also may be made personally or by telephone, facsimile or other means by the Company's officers, directors and employees, without special compensation for the solicitation.

By Order of the Board of Directors

Keith R. Schroeder Chief Financial Officer and Secretary
April 18, 2011

ANNUAL MEETING OF STOCKHOLDERS OF ORCHIDS PAPER PRODUCTS COMPANY May 19, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.orchidspaper.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. The Board of Directors recommends you vote FOR ALL NOMINEES: 1. ELECTION OF DIRECTORS: To elect seven directors for one-year terms expiring at the conclusion of the Company's annual meeting in 2012: O Gary P. Arnold O Steven R. Berlin O John C. Guttilla O Douglas E. Hailey O Jeffrey S. Schoen O Jay Shuster O Robert A. Snyder The Board of Directors recommends you vote FOR the following Proposals: 2. To amend the Company's Stock Incentive Plan to increase the number of shares that may be issued under the plan from 897,500 to 1,097,500. 3. To approve, by advisory vote, executive compensation. The Board of Directors recommends you vote for EVERY THREE YEARS on the following Proposal: 4. To recommend, by advisory vote, the frequency of the advisory vote on executive compensation. The Board of Directors recommends you vote FOR the following Proposal: 5. To ratify HoganTaylor LLP as the Company's independent registered public accounting firm for 2011 6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE BUT THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED AS RECOMMENDED ABOVE BY THE DIRECTORS. AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20703030403000001000 7 051911 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. 2 years 3 years ABSTAIN 1 year FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

0 14475 REVOCABLE PROXY ORCHIDS PAPER PRODUCTS COMPANY ANNUAL MEETING OF STOCKHOLDERS - MAY 19, 2011 This Proxy is solicited on behalf of the Board of Directors of Orchids Paper Products Company The undersigned stockholder(s), revoking all prior proxies, hereby appoint(s) Robert A. Snyder and Keith R. Schroeder, or either of them, the true and lawful attorneys-in-fact, agents and as proxies for the undersigned, with full power of substitution, to act and to vote all of the common stock of Orchids Paper Products Company that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Ambassador Hotel located at 1324 South Main Street, Tulsa, Oklahoma 74119 on Thursday, May 19, 2011, at 9:00 a.m. Central Time, or at any adjournment or adjournments thereof. The proxies are directed to vote as instructed on the matters set forth on this card and all other matters at their discretion which may properly come before the meeting. The matters listed on the reverse side were proposed by the Company. The undersigned acknowledges that he/she has received a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement. IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING. A SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. (Continued and to be signed on the reverse side.)